Subject to Completion
Preliminary Prospectus Supplement dated September 24, 2007

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer of sale is not permitted.

PROSPECTUS SUPPLEMENT

(To prospectus dated January 17, 2006)

$

Enbridge Energy Partners, L.P.

% Fixed/Floating Rate Junior Subordinated Notes due 2067

The    % Fixed/Floating Rate Junior Subordinated Notes due 2067, which we refer to as the “Notes,” issued by Enbridge Energy Partners, L.P. will bear interest from the date they are issued to    , 2017, at the annual rate of    % of their principal amount, payable semi-annually in arrears on     and     of each year, commencing    , and thereafter will bear interest at an annual rate equal to the sum of the three-month LIBOR Rate for the related interest period plus      %, reset quarterly, payable quarterly in arrears on     ,     ,      and      of each year, commencing         ,  unless payment is deferred as described below.

The scheduled maturity date for the Notes is initially     , 2037, but may be extended at our option for up to two additional 10-year periods. The Notes will become due on the scheduled maturity date only to the extent that we have received proceeds from the sale of certain qualifying capital securities during a defined 180-day period ending prior to the scheduled maturity date. We will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the Notes in full on the scheduled maturity date. If we have not received sufficient net proceeds to permit repayment of the Notes on the scheduled maturity date, we will repay the Notes to the extent of such net proceeds, and the unpaid portion will remain outstanding and will continue to bear interest. We will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the sale of qualifying capital securities to permit repayment of the remaining principal amount of the Notes together with accrued and unpaid interest on the following quarterly interest payment date, and on each quarterly interest payment date thereafter, until the Notes are paid in full. We must pay any remaining outstanding principal and accrued and unpaid interest in full on the Notes on the final repayment date, whether or not we have sold qualifying capital securities. The final repayment date for the Notes is initially     , 2067, but may be extended at our option for an additional 10-year period. We may elect to extend the scheduled maturity date for the Notes whether or not we also elect to extend the final repayment date, and we may elect to extend the final repayment date whether or not we also elect to extend the scheduled maturity date.

We may elect to defer interest payments on the Notes on one or more occasions for up to 10 consecutive years as described in this prospectus supplement. Deferred interest will bear additional interest at a rate equal to the interest rate then applicable to the Notes, to the extent permitted by law.

We may redeem the Notes in whole at any time or in part, from time to time, on or after      2017, at a redemption price equal to their principal amount plus accrued and unpaid interest. In addition, we may redeem the Notes at our option prior to      , 2017 (1) in whole at any time or in part, from time to time, at a redemption price equal to the make-whole redemption price and (2) in whole but not in part at any time within 90 days after the occurrence of either certain tax events or rating agency events, at a redemption price equal to the special event make-whole redemption price, in each case as described in this prospectus supplement. Any redemption of the Notes is subject to the limitations set forth in the Replacement Capital Covenant described in this prospectus supplement.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Note	Total
Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to Enbridge Energy Partners, L.P.	%	$

(1)  Plus accrued interest from            , 2007 if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only, through the facilities of The Depository Trust Company, on or about           , 2007.

Merrill Lynch & Co.	Lehman Brothers	Wachovia Securities
(Sole Structuring Advisor)

The date of this prospectus supplement is               , 2007.

Enbridge Energy Partners, L.P. Systems Map

NORMAN WELLS
FORT McMURRAY
EDMONTON
CALGARY
CLEARBROOK
SUPERIOR
TORONTO
BUFFALO
CHICAGO
TOLEDO
PATOKA
WOOD RIVER
CUSHING
HOUSTON
ENBRIDGE ENERGY PARTNERS, L.P. Headquarters Houston, Texas, USA
ENBRIDGE INC. Headquarters Calgary, Alberta, Canada
Liquids Systems
Liquids Systems and Joint Ventures
Natural Gas Systems (excluding smaller systems along the Texas Gulf Coast)
Third Party Connecting Carrier

This map depicts some Enbridge Inc. assets to provide an understanding of how they interconnect with certain Enbridge Energy Partners, L.P. systems. Enbridge Inc. is the ultimate parent company of Enbridge Energy Company, Inc. the general partner of Enbridge Energy Partners, L.P.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
About this Prospectus Supplement	S-ii
Available Information	S-ii
Prospectus Supplement Summary	S-1
Risk Factors	S-13
Forward Looking Statements	S-17
Use of Proceeds	S-19
Ratio of Earnings to Fixed Charges	S-19
Capitalization	S-20
Description of the Notes	S-21
Description of the Replacement Capital Covenant	S-40
Material U.S. Federal Income Tax Considerations	S-50
Certain ERISA Considerations	S-55
Underwriting	S-57
Legal Matters	S-58

PROSPECTUS
About this Prospectus	1
Available Information	1
Incorporation of Certain Information by Reference	2
Enbridge Energy Partners, L.P.	3
Risk Factors	4
Information Regarding Forward-Looking Statements	4
Description of Our Debt Securities	6
Description of Our Class A Common Units	24
Cash Distribution Policy	26
Use of Proceeds	31
Legal Matters	31
Experts	31

This document is made up of two parts. The first part is the prospectus supplement, which describes our business and the specific terms of the Notes offered. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus made available by us. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of the Notes in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospectus may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

As used in this prospectus supplement,“we,” “us,” “our” and “Enbridge Partners” mean Enbridge Energy Partners, L.P. and, where the context requires, include our operating subsidiaries.  In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as “Enbridge Management,” and we refer to Enbridge Energy Company, Inc., our general partner and an indirect wholly owned subsidiary of Enbridge Inc., as “Enbridge Energy Company.”  “Enbridge Inc.” refers to Enbridge Inc. of Calgary, Alberta, Canada, which is the indirect owner of our general partner. Our Class A Common Units represent limited partner interests in Enbridge Energy Partners, L.P. We also have limited partner interests that are represented by Class B Common Units, Class C Units and i-units. The Class A Common Units and the Class B Common Units are referred to in this prospectus supplement as “common units,” and, together with the Class C Units and the i-units, are referred to in this prospectus supplement as “units.”

AVAILABLE INFORMATION

We file annual, quarterly and other reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy any materials we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You can also find our filings at the SEC’s website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and may replace this information and information previously filed with the SEC. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities offered by this prospectus supplement or until we terminate the offering, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Exchange Act and is not incorporated in this prospectus supplement and the accompanying prospectus:

•  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 22, 2007;

•  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007, filed with the SEC on April 30, 2007, and ended June 30, 2007, filed with the SEC on July 31, 2007; and

•  Our Current Reports on Form 8-K filed with the SEC on April 2, 2007, April 10, 2007, April 26, 2007, May 11, 2007, May 17, 2007, August 1, 2007, August 30, 2007 and September 24, 2007.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations
Enbridge Energy Partners, L.P.
1100 Louisiana, Suite 3300
Houston, Texas 77002
866-337-4636 or
866-EEP-INFO
713-821-2000
investor@enbridgepartners.com.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information from this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the Notes. This prospectus supplement and the accompanying prospectus include specific terms of the offering of the Notes, information about our business and our financial data. We urge you to read carefully the entire prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, and our financial statements and the notes to those statements, before making an investment decision. You should also read “Risk Factors” beginning on page S-13 of this prospectus supplement and the captions “Risk Factors” and “Information Regarding Forward-Looking Statements” on page 4 of the accompanying prospectus for more information about important risks you should consider before making a decision to purchase Notes in this offering. Additionally, you should read the “Risk Factors” and our discussion of other risks and uncertainties in our periodic filings with the SEC under the Exchange Act, particularly in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007, which are incorporated by reference into this prospectus supplement.

Enbridge Partners

We are a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transportation and marketing assets in the United States. We were formed in 1991 by our general partner, Enbridge Energy Company, to own and operate the Lakehead system, which is the United States portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge Inc. owns the Canadian portion of the system. Enbridge Inc. provides energy transportation, distribution and related services in North America and internationally.

Enbridge Management is a publicly traded Delaware limited liability company that was formed in May 2002 to manage our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management. Enbridge Management is the sole owner of our i-units.

Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

Organizational Structure

The following chart shows our organization and ownership structure as of the date of this prospectus supplement. The ownership percentages referred to in this prospectus supplement reflect the approximate effective ownership in us presented below.

Ownership of Enbridge Partners as of September 24, 2007

i-units owned by Enbridge Management	14.5%
Class A Common Units owned by the public	60.0%
Class B Common Units owned by Enbridge Energy Company	4.2%
Class C Units owned by Enbridge Energy Company	6.3%
Class C Units owned by institutional investors	13.0%
General Partner Interest	2.0%
Total	100.0%

Enbridge Inc. holds an effective 15.0% interest in us through its ownership in Enbridge Energy Company.

The Offering

Issuer	Enbridge Energy Partners, L.P.
Notes Offered	$ aggregate principal amount of % Fixed/Floating Rate Junior Subordinated Notes due 2067.
Maturity

We must repay the principal amount of the Notes, together with accrued and unpaid interest, on the “scheduled maturity date,” subject to the limitations described below. The scheduled maturity date will initially be       , 2037, but may be extended at our option up to two times, in each case for an additional 10-year period on               , 2017 and                , 2027, and as a result the scheduled maturity date may be extended to      , 2047 or       , 2057.

We are required to repay the Notes on the scheduled maturity date only to the extent that we have received sufficient net proceeds from the issuance of qualifying capital securities, as described under “Description of the Replacement Capital Covenant”, during a defined 180-day period ending prior to the scheduled maturity date. We are required to use our commercially reasonable efforts, subject to a “market disruption event” as described under “Description of the Notes—Repayment of Principal—Scheduled Maturity Date,” to raise sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the Notes in full on the scheduled maturity date in accordance with the Replacement Capital Covenant. If we have not received sufficient net proceeds to permit repayment of the Notes on the scheduled maturity date, we will repay the Notes to the extent of such net proceeds, and the unpaid portion will remain outstanding and will continue to bear interest at the Three-Month LIBOR Rate plus       %, reset quarterly, payable quarterly (as described under “Description of the Notes—Interest Rate and Interest Payment Dates” in this prospectus supplement) until repaid. We will use our commercially reasonable efforts, subject to a market disruption event, to raise sufficient proceeds from the issuance of qualifying capital securities to permit repayment of the remaining principal amount of the Notes, together with accrued and unpaid interest, on the following quarterly interest payment date, and on each quarterly interest payment date thereafter, until the Notes are paid in full.

Any unpaid principal amount of the Notes, together with accrued and unpaid interest, will be due and payable on the “final repayment date,” or upon acceleration following an event of default, regardless of the amount of qualifying capital securities we have issued and sold at that time. The final repayment date for the Notes will initially be                  , 2067, but may be extended at our option for an additional 10-year period, on                  , 2017, and as a result, the final repayment date may be extended to        , 2077. We may elect to extend the scheduled maturity date for the Notes whether or not we also elect to extend the final repayment date, and we may elect to extend the final repayment date whether or not we also elect to extend the scheduled maturity date.

Interest Rate; Interest Payment Dates; Fixed Rate Period; Floating Rate Period

The Notes will bear interest from the date of issuance to      , 2017, which we refer to as the “Fixed Rate Period,” at an annual rate of       %, payable semi-annually in arrears on       and       of each year, commencing      ,       and thereafter, which we refer to as the “Floating Rate Period,” at an annual rate equal to the sum of the Three-Month LIBOR Rate (as defined in “Description of the Notes—Determining the Floating Rate; Calculation Agent”) plus      %, reset quarterly, payable quarterly in arrears on        ,        ,         and         of each year, commencing      ,       unless payment is deferred as described below.

For a more complete description of interest payable on the Notes, see “Description of the Notes—Interest Rate and Interest Payment Dates” and “Description of the Notes—Determining the Floating Rate; Calculation Agent.”

Optional Deferral of Interest

We may defer interest payments on the Notes, from time to time, for one or more periods (each, an “Optional Deferral Period”) of up to 10 consecutive years per Optional Deferral Period. In other words, we may declare at our discretion up to a 10-year interest payment moratorium on the Notes, and we may choose to do that on more than one occasion. We may not defer payments beyond the final repayment date of, or redemption date for, the Notes.

Deferred interest not paid on an interest payment date will bear interest from that interest payment date until paid at the then prevailing interest rate on the Notes compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period, as described under “Description of the Notes—Interest Rate and Interest Payment Dates.” We refer to such deferred interest and the interest accrued thereon collectively as “Deferred Interest.” Once we pay all Deferred Interest resulting from our optional deferral and all interest accrued on the Notes since the immediately preceding interest payment date, such Optional Deferral Period will end and we may later defer interest again for a new Optional Deferral Period.

Distribution Stopper

We have no current intention to exercise our right to defer interest payments.

During any Optional Deferral Period, subject to certain exceptions:

•  we will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our equity securities;

•  we will not make, and we will cause our subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of our debt securities (including debt securities similar to the Notes) or our other indebtedness that contractually rank equally with or junior to the Notes; and

•  we will not make, and we will cause our subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes.

This covenant is subject to the exceptions described under “Description of the Notes—Distribution Stopper.”

Subordination and Ranking

Our payment obligations under the Notes will be unsecured and will, to the extent provided in the Indenture (as defined in this prospectus supplement), be subordinated to the prior payment in full of all of our present and future indebtedness for borrowed money, indebtedness evidenced by securities, bonds, notes and debentures, obligations under guarantees, direct credit substitutes, hedges and derivative products, capital lease obligations, letters of credit, cash management arrangements, certain operating leases and other Senior Indebtedness (as defined under “Description of the Notes—Subordination; Ranking of the Notes; Payment Blockage”). However, the Notes will rank equally with our trade accounts payable and certain other liabilities arising in the ordinary course of our business, any of our indebtedness which by its terms is expressly made equal in rank with the Notes and indebtedness owed by us to our subsidiaries.

The Notes will rank senior in right of payment to all of our present and future equity securities.

The Indenture does not limit our ability to incur additional debt, including debt that ranks senior in priority of payment to or pari passu with the Notes.

Optional Redemption

We may redeem the Notes before their maturity, subject to the limitations set forth in the Replacement Capital Covenant discussed below, as follows:

•  in whole at any time or in part, from time to time, on or after      , 2017, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest;

•  in whole at any time or in part, from time to time, prior to      , 2017, at a redemption price equal to the Make-Whole Redemption Price (as defined in “Description of the Notes—Optional Redemption”); or

•  in whole, but not in part, at any time prior to      , 2017, after the occurrence of a Tax Event or Rating Agency Event at a redemption price equal to the Special Event Make-Whole Redemption Price (as defined in “Description of the Notes—Optional Redemption”).

For a more complete description of the redemption provisions of the Notes, see “Description of the Notes—Optional Redemption.”

Replacement Capital Covenant

At or around the time of the initial issuance of the Notes, we will enter into a Replacement Capital Covenant in which we will covenant for the benefit of holders of a designated series of long-term indebtedness that ranks senior to the Notes that we will not, and we will cause our subsidiaries not to, repay, redeem or purchase any of the Notes on or before the Termination Date (as defined under “Description of the Replacement Capital Covenant”), unless, subject to certain limitations, during the applicable Measurement Period (as defined under “Description of the Replacement Capital Covenant”), we have received a specified amount of proceeds from the sale of specified securities in the specified amounts described therein. The Replacement Capital Covenant is not intended for the benefit of holders of the Notes and cannot be enforced by them, and the Replacement Capital Covenant is not a term of the Indenture or the Notes.

In the event that the Replacement Capital Covenant terminates as a result of there being no eligible designated series of long-term debt outstanding, we intend that if we redeem, repurchase, defease or purchase the Notes, the redemption or purchase price of the Notes will be paid with amounts that include net proceeds received by us from the sale or issuance, during a defined 180-day period prior to the date of such redemption, repurchase, defeasance or purchase, by us to third-party purchasers of securities for which we will receive equity credit from the rating agencies that rate our securities, that is equal to or greater than the equity credit then attributed to the Notes being redeemed, repurchased, defeased or purchased. The determination of the equity credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity credit attributed by a rating agency to the Notes and the new securities.

Events of Default

The following will be events of default under the Indenture governing the terms of the Notes, as described in more detail under “Description of the Notes—Events of Default:”

•  the failure to pay principal or any applicable make-whole payment on the Notes when due;

•  the failure to pay interest when due and payable that continues for 30 days, subject to the right to defer interest payments as described in “Description of the Notes—Optional Deferral of Interest;”

•  the failure to pay deferred interest for 10 consecutive years and such failure continues for 30 days; or

•  certain events of bankruptcy, insolvency or reorganization occur with respect to Enbridge Energy Partners, L.P. only, and not its subsidiaries, or any of them.

Reopening of the Series

We may, without the consent of the holders of the Notes, increase the principal amount of the series and issue additional notes of such series having the same ranking, interest rate, maturity and other terms as the Notes except for the public offering price and issue date. Any such additional notes may, together with the Notes, constitute a single series of securities.

Use of Proceeds

We estimate that the net proceeds from this offering will be approximately $       million after payment of underwriting discounts and estimated offering expenses. We intend to use the net proceeds to repay a portion of our outstanding commercial paper that we issued to finance a portion of our current capital expansion projects and/or to repay borrowings under our credit facility. A portion of the net proceeds from the offering may be invested in short-term investment grade securities pending their use for such purpose.

Ratings

The Notes are expected to be rated Baa3, BB+ and BB (high) by Moody’s Investor Services, Standard & Poor’s Rating Services and Dominion Bond Rating Service, respectively. Credit ratings are intended to provide banks and capital market participants with a framework for comparing the credit quality of securities and are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

U.S. Federal Income Tax Considerations

In connection with the issuance of the Notes, Fulbright & Jaworski L.L.P. will render its opinion to us generally to the effect that, under current law and assuming full compliance with the terms of the Indenture and other relevant documents, and based on the facts, assumptions, and analysis contained in that opinion, as well as representations we made, although the matter is not free from doubt, the Notes will be respected as indebtedness for U.S. federal income tax purposes.  There is no statutory, judicial, or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Notes.  Thus, no assurance can be given that the Internal Revenue Service or a court will agree with this characterization.  We agree, and by acquiring an interest in a Note each beneficial owner of a Note will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” beginning on page S-13 of this prospectus supplement and on page 4 of the accompanying prospectus and in our annual report on Form 10-K for the year ended December 31, 2006 and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the Notes.

Book-Entry Form/Denominations

The Notes will be issued in denominations of $1,000 and integral multiples thereof in book-entry form and will be represented by a permanent global certificate deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	We do not expect to list the Notes for trading on any securities exchange. We can provide no assurance as to the liquidity of or development of any trading market for the Notes.
Trustee	U.S. Bank National Association.
Governing Law	The Notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

fs

Summary Historical Financial and Operating Data

We have derived the summary historical financial data as of and for each of the years ended December 31, 2004, 2005 and 2006 from our audited financial statements and related notes. We have derived the summary historical financial data as of June 30, 2006 and 2007 and for the six-month periods then ended from our unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the data. The results for the six-month period ended June 30, 2007 are not necessarily indicative of the results that may be expected for any other period or for the full fiscal year. You should read the information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended December 31, 2006, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, both of which are incorporated by reference in this prospectus supplement.

Acquired systems and assets are included in the Summary Historical Financial and Operating Data from the date of acquisition.

Summary Historical Financial Data

	Year ended December 31,			Six months ended June 30,
	2004	2005	2006	2006	2007
	(in millions)
Income Statement Data:
Operating revenue	$4,291.7	$6,476.9	$6,509.0	$3,313.3	$3,451.4
Cost of natural gas	3,587.1	5,763.3	5,514.6	2,833.3	2,959.9
Operating and administrative expenses	274.1	326.8	364.8	161.2	202.8
Depreciation and amortization	120.5	138.2	135.1	66.7	76.3
Power	72.8	74.8	107.6	50.5	57.4
Gain on sale of assets	—	(18.1)	—	—	—
Total operating expenses	4,054.5	6,285.0	6,122.1	3,111.7	3,296.4
Operating income	237.2	191.9	386.9	201.6	155.0
Other income	3.0	5.0	8.5	5.4	1.9
Interest expense	(88.4)	(107.7)	(110.5)	(55.5)	(46.8)
Rate refunds	(13.6)	—	—	—	—
Income before income tax expense	138.2	89.2	284.9	151.5	110.1
Income tax expense	—	—	—	—	2.4
Net income	$138.2	$89.2	$284.9	$151.5	$107.7
Financial Position Data (at period end):
Property, plant and equipment, net	$2,778.0	$3,080.0	$3,824.9	$3,314.5	$4,641.9
Total assets	3,770.7	4,428.4	5,223.8	4,487.9	5,876.5
Long-term debt, excluding current portion	1,559.4	1,682.9	2,066.1	1,962.0	2,015.8
Loans from general partner and affiliates	142.1	151.8	136.2	131.8	140.8
Partners’ capital:
Class A common units	$1,021.6	$1,142.4	$1,141.7	$1,153.9	$1,370.2
Class B common units	66.7	67.2	67.6	68.4	74.9
Class C units	—	—	509.8	—	850.2
i-units	399.4	421.7	466.3	446.4	497.5
General partner	31.0	34.6	47.6	35.5	60.9
Accumulated other comprehensive loss	(120.8)	(302.1)	(189.6)	(298.3)	(224.6)
Total partners’ capital	$1,397.9	$1,363.8	$2,043.4	$1,405.9	$2,629.1

	Year ended December 31,			Six months ended June 30,
	2004	2005	2006	2006	2007
	(dollars in millions)
Other Financial Data:
EBITDA (1)	$347.1	$335.1	$530.5	$273.7	$233.2
Cash flow provided by operating activities	245.4	267.1	321.6	167.0	258.7
Cash flow used in investing activities	419.1	437.1	867.0	313.5	805.4
Cash flow provided by financing activities	187.6	181.5	640.2	145.9	466.5
Additions to property, plant and equipment and asset acquisitions included in investing activities	429.8	531.2	897.7	318.4	891.5
Ratio of earnings to fixed charges (2)	2.49x	1.75x	3.25x	3.50x	2.37x

(1)                 We define EBITDA as net income before (a) depreciation and amortization, (b) interest expense, net of capitalized interest and (c) income taxes. EBITDA is used as a supplemental financial measurement in the evaluation of our business, as described more fully below, and should not be considered as an alternative to net income, as an indicator of our operating performance, cash flows from operating activities or other cash flow data calculated in accordance with accounting principles generally accepted in the United States or as a measure of liquidity. EBITDA is not defined under accounting principles generally accepted in the United States, and it may not be the same as similarly titled measures used by others.

EBITDA is used as a supplemental financial measure to assess: (a) the ability of assets to generate cash sufficient to pay interest costs and make cash distributions to common unitholders, (b) the financial performance of assets and (c) the appropriateness of the purchase price of assets being considered for acquisition. As such, this supplemental financial measure provides a basis for investors and management to assess and measure performance over time and in relation to companies who own similar assets. Moreover, our credit facility requires us to use EBITDA in calculating certain financial ratios. Although EBITDA is used as a supplemental financial measure to assess our ability to generate cash sufficient to pay interest costs and make cash distributions to common unitholders as noted above, the amount of cash available for such payments is also subject to our ability to reserve cash for other uses, such as debt repayments, capital expenditures and operating activities. The table set forth below shows (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net income and cash flow from operating activities.

	Year ended December 31,			Six months ended June 30,
	2004	2005	2006	2006	2007
	(in millions)
Net income	$138.2	$89.2	$284.9	$151.5	$107.7
Add (deduct):
Depreciation and amortization	120.5	138.2	135.1	66.7	76.3
Interest expense	88.4	107.7	110.5	55.5	46.8
Income tax expense	—	—	—	—	2.4
EBITDA	347.1	335.1	530.5	273.7	233.2
Add (deduct):
Interest expense	(88.4)	(107.7)	(110.5)	(55.5)	(46.8)
Income tax expense	—	—	—	—	(2.4)
Other adjustments to reconcile net income to cash provided by operating activities (a)	1.6	39.5	(48.6)	(17.9)	11.1
Changes in operating assets and liabilities, net (b)	(14.9)	0.2	(49.8)	(33.3)	63.6
Cash flow provided by operating activities	$245.4	$267.1	$321.6	$167.0	$258.7

(a)                 As disclosed on our Consolidated Statements of Cash Flows.

(b)                 Summation of “Changes in operating assets and liabilities” as disclosed on our Consolidated Statements of Cash Flows.

(2)                 For purposes of computing the ratio of earnings to fixed charges:

•   “fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•   “earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

Operating Data

	Year ended December 31,			Six months ended June 31,
	2004	2005	2006	2006	2007
Liquids:
Lakehead
Deliveries (thousands of barrels per day) (1)
United States	1,064	1,036	1,204	1,173	1,192
Ontario	358	303	313	322	338
Total Lakehead system deliveries	1,422	1,339	1,517	1,495	1,530
Barrel miles (billions) (2)	367	338	400	194	200
Average haul (miles)	706	692	722	719	722
Mid-Continent
Deliveries (thousands of barrels per day) (1)	237	236	244	248	245
North Dakota
Deliveries (thousands of barrels per day) (1)
Trunkline	78	79	85	84	89
Gathering	7	8	7	7	6
Total North Dakota system deliveries	85	87	92	91	95
Total Liquids delivery volumes	1,744	1,662	1,853	1,834	1,870
Natural Gas:
Average daily volume (3)
East Texas	676,000	860,000	1,019,000	966,000	1,162,000
Anadarko	357,000	488,000	582,000	565,000	585,000
North Texas	192,000	265,000	294,000	281,000	336,000
South Texas	40,000	33,000	—	—	—
UTOS	219,000	158,000	181,000	193,000	158,000
Midla	103,000	106,000	109,000	107,000	120,000
AlaTenn	62,000	59,000	41,000	44,000	46,000
KPC	48,000	31,000	29,000	37,000	32,000
Bamagas	25,000	29,000	88,000	60,000	115,000
Other major intrastates (4)	197,000	230,000	224,000	218,000	259,000
Total	1,919,000	2,259,000	2,567,000	2,471,000	2,813,000

(1)      “Deliveries” means the amount of liquid hydrocarbons delivered by a pipeline to points along the system and is quantified using a barrel as a unit of measure. “Barrels per day” delivery data is a measurement of average deliveries for the indicated period and is computed by dividing the number of barrels delivered for the period by the number of days in the period.

(2)                 “Barrel miles” is a measurement of how fully a pipeline is used over its length and is calculated by multiplying the amount of each individual delivery (measured in barrels) by the distance it is shipped (measured in miles) and then adding the results so obtained for all deliveries.

(3)      In millions of British thermal units per day, or “MMBtu/day.”

(4)                 Includes the volumes of our Gloria system in the amounts of 21,000 MMBtu/d, 44,000 MMBtu/d, 66,000 MMBtu/d, 63,000 MMBtu/d and 64,000 MMBtu/d for the respective periods.

RISK FACTORS

Before you make a decision to invest in the Notes, you should read the risk factors discussed below. You should also read and consider the risks, uncertainties and factors that are discussed on page 4 of the accompanying prospectus under the captions “Risk Factors” and “Information Regarding Forward-Looking Statements” and in our other current filings with the SEC under the Exchange Act, particularly under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007, which are incorporated by reference into this prospectus supplement.

We may elect to defer interest payments on the Notes at our option for one or more periods of up to 10 consecutive years without causing an event of default.

We may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes for one or more periods of up to 10 consecutive years, as described under “Description of the Notes—Optional Deferral of Interest.” If we exercise this option, you will not receive any current cash payment on your investment in the Notes during such deferral period. So long as we are otherwise in compliance with our obligations, you will have no remedies against us for nonpayment on the Notes unless we fail to pay all Deferred Interest (including compound interest) at the end of the Optional Deferral Period or the final repayment date.

Prior to the Scheduled Maturity Date, we will not be permitted to pay current interest on the Notes until we have paid all Deferred Interest, which could have the effect of extending interest deferral periods.

Prior to the Scheduled Maturity Date, we will be prohibited from paying current interest on the Notes until we have paid all Deferred Interest on the Notes. As a result, prior to the Scheduled Maturity Date we will not be able to pay current interest on the Notes if we do not have available funds to pay all Deferred Interest.

The Notes are subordinated to substantially all of our direct indebtedness, and the Indenture for the Notes does not limit the amount of indebtedness we may issue that ranks senior to the Notes.

Our payment obligations under the Notes are unsecured and subordinated and rank junior in right of payment to all of our current and future “senior indebtedness,” including our indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capital lease obligations and other senior indebtedness. The Notes will rank equally with our trade account payables, certain other liabilities arising in the ordinary course of our business, any of our indebtedness that by its terms is expressly made equal in rank with or subordinated to the Notes and indebtedness owed by us to our majority-owned subsidiaries. We cannot make any payments on the Notes if we have defaulted on a payment of senior indebtedness and do not cure the default within the applicable grace period, or if the senior indebtedness becomes immediately due because of a default and has not yet been paid in full.

As a result of the subordination provisions discussed in “Description of the Notes—Subordination; Ranking of the Notes; Payment Blockage,” in the event of our insolvency, we cannot make any payments on the Notes until we pay our senior indebtedness in full. As a result of those payments, holders of the Notes may recover less, ratably, than the holders of our senior indebtedness. In addition, the holders of all of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the Notes.

The Indenture does not limit our ability to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior to or equal with the Notes. At June 30, 2007, our indebtedness that is senior to the Notes totaled approximately $2,046.8 million, and we have incurred additional senior indebtedness since that date.

The interest rate of the Notes will fluctuate when the fixed rate period ends, and may from time to time decline below the fixed rate.

After the conclusion of the Fixed Rate Period for the Notes on    , 2017, the Notes will begin to bear interest at a floating rate equal to the Three-Month LIBOR Rate for the related interest period plus     basis points. The floating rate may be volatile over time and could be substantially less than the fixed rate. In addition to experiencing a decline in current interest income, holders of the Notes could also encounter a reduction in the value of their Notes.

We may elect to cause the redemption of the Notes when prevailing interest rates are relatively low.

We may redeem the Notes:

•  in whole at any time or in part, from time to time, prior to    , 2017 upon payment of the Make-Whole Redemption Price, as discussed under “Description of the Notes—Optional Redemption;”

•  in whole, but not in part, at any time prior to    , 2017 after the occurrence of a Tax Event or a Rating Agency Event for a price equal to the Special Event Make-Whole Redemption Price, as discussed under “Description of the Notes—Optional Redemption;” or

•  in whole at any time or in part, from time to time, on or after    , 2017 at 100% of their principal amount plus accrued and unpaid interest, as discussed under “Description of the Notes—Optional Redemption.”

We may choose to redeem the Notes for a variety of reasons, including when prevailing interest rates are lower than the then applicable interest rate on the Notes. In that case, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the Notes.

As discussed in the following risk factor, our ability to redeem the Notes will be limited by the terms of a Replacement Capital Covenant that we are making for the benefit of the holders of a designated series of our long-term indebtedness that ranks senior to the Notes.

Our ability to repay, redeem or purchase the Notes is limited by the Replacement Capital Covenant.

We may redeem the Notes before their maturity as described in “Description of the Notes—Optional Redemption.” However, around the time of the initial issuance of the Notes, we will enter into a Replacement Capital Covenant, which is described under “Description of the Replacement Capital Covenant,” that will limit our ability to repay, redeem or purchase the Notes. In the Replacement Capital Covenant, we agree for the benefit of holders of a designated series of our long-term indebtedness that ranks senior to the Notes, that we will not repay, redeem or purchase the Notes on or before the Termination Date (as defined under “Description of the Replacement Capital Covenant’’) unless, subject to certain limitations, during a 180-day period prior to the date on which we provide notice of that repayment, redemption or purchase we, or one of our subsidiaries, has received a specified amount of proceeds from the sale of qualifying securities that have characteristics that are the same as, or more equity-like than, the applicable characteristics of the Notes.

Our ability to raise proceeds from the sale of securities that qualify under the Replacement Capital Covenant during such 180-day period will depend on, among other things, the condition of our business and our financial condition, market conditions at such time as well as the acceptability to prospective investors of the terms of those securities. Accordingly, there could be circumstances in which we would wish to redeem, repurchase, defease or purchase some or all of the Notes and sufficient cash is available for that purpose, but we are restricted from doing so because we have not been able to obtain proceeds from the sale of securities that qualify under the Replacement Capital Covenant.

We will be obligated to repay the Notes on the Scheduled Maturity Date only to the extent we receive net proceeds from issuing qualifying capital securities.

Our obligation to repay the Notes on the Scheduled Maturity Date is limited. We are required to repay the Notes on the Scheduled Maturity Date only to the extent that the principal amount repaid does not exceed the net proceeds that we have received from the issuance of “qualifying capital securities,” as described under “Description of the Replacement Capital Covenant,” during a defined 180-day period ending prior to the Scheduled Maturity Date. If we have not received sufficient proceeds to permit repayment in full on the Scheduled Maturity Date, (1) we will make a pro rata partial repayment of the Notes to the extent of the net proceeds received, (2) the unpaid amount will remain outstanding and will bear interest at the then applicable rate and (3) we will be required to repay the unpaid amount of the Notes on each subsequent interest payment date to the extent of the net proceeds we receive from any subsequent issuance of qualifying capital securities, until the Notes have been paid in full, or until we redeem the Notes or an Event of Default that results in the acceleration of the Notes occurs. All accrued and unpaid interest, including deferred interest and compounded interest on such deferred amounts, on any Notes shall be paid in full before any proceeds raised from the issuance of qualifying capital securities may be used to repay the principal amount of the Notes.

We may not be able to raise sufficient net proceeds from the sale of qualifying capital securities to repay the principal amount of Notes on the Scheduled Maturity Date, and our failure to do so will not result in an acceleration of the Notes.

Our ability to raise sufficient net proceeds in connection with our obligation to repay the principal amount of the Notes on the Scheduled Maturity Date will depend on, among other things, market conditions at the time the obligation arises, as well as the acceptability to prospective investors of the terms of the qualifying capital securities we attempt to sell. Although we have agreed to use our commercially reasonable efforts to raise sufficient net proceeds from the issuance of qualifying capital securities during a 180-day period ending shortly before the Scheduled Maturity Date and from quarter to quarter thereafter until the Notes are repaid in full, our failure to use such commercially reasonable efforts would not be an event of default or give rise to a right of acceleration or similar remedy with respect to the Notes until the Final Repayment Date. In addition, we will be excused from using our commercially reasonable efforts if certain market disruption events occur. The Final Repayment Date is initially   , 2067, but we may extend the Final Repayment Date as described in this prospectus supplement.

The Replacement Capital Covenant we are entering into is not intended for your benefit as a holder of Notes, and that covenant will not assure repayment of the Notes at the Scheduled Maturity Date or at any time after that date.

At or around the time of issuance of the Notes, we will enter into the Replacement Capital Covenant for the benefit of holders of a designated series of long-term indebtedness that ranks senior to the Notes. The Replacement Capital Covenant will restrict our and our subsidiaries’ ability to repay, redeem or purchase the Notes at any time prior to the Termination Date (as defined under “Description of the Replacement Capital Covenant”). We may modify the Replacement Capital Covenant without the consent of any holders of the Notes if the modification does not further restrict our ability to repay the Notes in connection with an issuance of qualifying capital securities. In addition, under the Indenture we have no obligation (1) to use commercially reasonable efforts to issue any securities that may entitle us under the Replacement Capital Covenant to repay the Notes other than qualifying capital securities, or (2) to use the proceeds of the issuance of any securities other than qualifying capital securities to repay the Notes on the Scheduled Maturity Date or at any time thereafter if we issue such other securities. See “Description of the Replacement Capital Covenant.”

The Trustee has only limited rights of acceleration.

The Trustee may accelerate payment of the principal and accrued and unpaid interest on the Notes only upon the occurrence and continuation of an event of default under the Indenture. An event of default is generally limited to payment defaults after giving effect to our deferral rights, and specific events of bankruptcy, insolvency and reorganization relating to Enbridge Energy Partners, L.P. only (and not its subsidiaries or any of them). There is no right to acceleration upon breaches by us of other covenants under the Indenture.

A market may not develop for the Notes.

The Notes constitute a new issue of securities with no established trading market and will not be listed on any exchange. An active market for the Notes may not develop or be sustained. As a result, we cannot assure you that you will be able to sell your Notes or at what price. Although the underwriters have indicated that they intend to make a market in the Notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue that market-making at any time without notice. We can give you no assurance as to the liquidity of any market that may develop for the Notes.

The market price of the Notes may be discounted significantly if we defer interest payments.

If we defer interest payments or the market perceives that we are likely to defer interest payments, you may be unable to sell your Notes at a price that reflects the value of Deferred Interest or the face amount of your Notes. To the extent a trading market develops for the Notes, that market may not continue during an interest deferral period, or during periods in which investors perceive that there is a likelihood of a deferral, and you may be unable to sell Notes at those times, either at a price that reflects the value of required payments under the Notes or at all. As a result of the existence of our deferral right, the market price of the Notes may be more volatile than the market prices of other securities that are not subject to optional deferrals.

There are restrictions on your ability to resell the Notes to certain benefit plans.

The Notes may not be purchased by or transferred to certain benefit plans. See “Certain ERISA Considerations.”

You may have to include interest in your taxable income before you receive cash from us.

If we defer interest payments on the Notes, you will be required to accrue income, in the form of original issue discount, for U.S. federal income tax purposes during the period of the deferral in respect of your Notes, even if you normally report income when received and even though you may not receive the cash attributable to that income during the deferral period. You will also not receive the cash payment of any accrued and unpaid interest from us if you sell the Notes before the record date for any such payment, even if you held the Notes on the date that the payments would normally have been paid. You should consult with your own tax advisor regarding the tax consequences of an investment in the Notes. See “Material U.S. Federal Income Tax Considerations.”

If we were to become subject to entity-level taxation for U.S. federal or state income tax purposes, our cash available for payment on the Notes could be materially reduced.

Under current law, we are treated as a partnership for U.S. federal income tax purposes, and as a result, we do not pay any U.S. federal income tax at the entity level. In order to qualify for this treatment, we must derive at least 90% of our annual gross income from specified investments and activities. While we believe that we currently do qualify and intend to meet this income requirement, we may not find it possible, regardless of our efforts, to meet this income requirement or may inadvertently fail to meet this income requirement. Additionally, current law may change so as to cause us to be treated as a corporation for U.S. federal income tax purposes without regard to our sources of income or otherwise subject us to entity-level taxation.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay U.S. federal income tax on our income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state income taxes at varying rates in some states where we are not currently subject to state income tax. If we were required to pay tax on our taxable income, our anticipated cash flow could be materially reduced, which could materially and adversely affect our ability to make payments on the Notes and on our other debt obligations.

In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, in 2007, we became subject to a new entity-level tax on the portion of our income generated in Texas. Specifically, the Texas franchise tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. Imposition of such tax on us by Texas, or any other state, will reduce the cash available for payment on the Notes and on our other debt obligations.

FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and some of the documents we have incorporated herein and therein by reference contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical facts are forward-looking statements. The words “proposed,” “anticipate,” “potential,” “may,” “will,” “could,” “should,” “expect,” “estimate,” “believe,” “intend,” “plan,” “seek” and similar expressions are intended to identify forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements included or incorporated by reference herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future distributions, estimated future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. While we believe our expectations reflected in these forward-looking statements are reasonable, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including general economic, market or business conditions, the opportunities (or lack thereof) that may be presented to and pursued by us, competitive actions by other pipeline companies, changes in laws or regulations and other factors, many of which are beyond our control. We are also subject to regulatory factors such as the amounts we are allowed to charge our customers for the services we provide on our regulated pipeline systems. Consequently, all of the forward-looking statements made or incorporated by reference in this document are qualified by these cautionary statements, and we cannot assure you that actual results or developments that we anticipate will be realized or, even if substantially realized, will have the expected consequences to or effect on us or our business or operations. Also note that we provide a cautionary discussion of risks and uncertainties under the captions “Risk Factors” in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007.

The forward-looking statements contained or incorporated by reference herein speak only as of the date hereof. Except as required by the federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus supplement, in the accompanying prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2006, in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007 and in our future periodic reports filed with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur or may occur in a manner that is materially different from the description thereof in the forward-looking statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $         million after payment of underwriting discounts and commissions and estimated offering expenses.

We intend to use the net proceeds from the sale of Notes to repay a portion of our outstanding commercial paper that we issued to finance a portion of our capital expansion projects and/or to repay borrowings under our credit facility. A portion of the net proceeds from the offering may be invested in short-term investment grade securities pending their use for such purposes.

As of June 30, 2007, we had outstanding $393.3 million of commercial paper, net of unamortized discount of $1.7 million, having a weighted average interest rate of 5.48% per annum. Since June 30, 2007, we have issued additional commercial paper and borrowed under our credit facility. These issuances and borrowings were made primarily to refinance or fund capital expenditures to enhance existing systems. We may issue additional commercial paper or borrow under our credit facility at any time for such purposes or other partnership purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,					Six Months Ended
	2002	2003	2004	2005	2006	June 30, 2007
Ratio of earnings to fixed charges	2.04x	2.25x	2.49x	1.75x	3.25x	2.37x

For purposes of calculating the ratio of earnings to fixed charges:

•  “fixed charges” represent interest expense (including amounts capitalized), amortization of debt costs and the portion of rental expense representing the interest factor; and

•  “earnings” represent the aggregate of income from continuing operations (before adjustment for minority interest, extraordinary loss and equity earnings), fixed charges and distributions from equity investment, less capitalized interest.

CAPITALIZATION

The following table shows our unaudited capitalization at June 30, 2007, and as adjusted to give effect to this offering and the application of the net offering proceeds as described under “Use of Proceeds.” The table below does not reflect transactions subsequent to June 30, 2007, including (1) our receipt and use of $200 million of proceeds from the issuance of our senior unsecured zero coupon notes in a private placement on August 29, 2007, (2) issuance and repayments of commercial paper, and (3) borrowings from and repayments of our credit facility. You should read this table in conjunction with our financial statements and the notes to the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2007
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$104.4	$104.4
Current maturities of long-term debt (1)	31.0	31.0
Long-term debt:
Commercial paper	393.3	—
First mortgage notes (1)	124.0	124.0
Credit facility	—	—
7.00% senior notes due 2018 (1)	100.0	100.0
7.125% senior notes due 2028 (1)	100.0	100.0
7.90% senior notes due 2012 (1)	100.0	100.0
4.75% senior notes due 2013	200.0	200.0
5.875% senior notes due 2016	300.0	300.0
5.95% senior notes due 2033	200.0	200.0
4.00% senior notes due 2009	200.0	200.0
5.35% senior notes due 2014	200.0	200.0
6.30% senior notes due 2034	100.0	100.0
% fixed/floating rate junior subordinated notes due 2067	—
Unamortized discount	(1.5)	(1.6)
Total long-term debt	2,015.8
Loans from Enbridge affiliates (2)	140.8	140.8
Partners’ capital	2,629.1	2,629.1
Total capitalization	$4,816.7	$

(1)     Debt of Enbridge Energy, Limited Partnership, one of our operating subsidiaries.

(2)     These loans are subordinated to our senior debt, but will be senior to the Notes.

DESCRIPTION OF THE NOTES

The Notes will be a new series of debt securities that will be issued under an indenture to be dated as of                    , 2007 (which we refer to as the “Base Indenture”), as supplemented by a supplemental indenture to be dated as of                    , 2007 (which we refer to as the “Supplemental Indenture” and, together with the Base Indenture, as the “Indenture”), among us and U.S. Bank National Association, as trustee (which we refer to as the “Trustee”). The Notes will be governed by the provisions of the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. As of                    , 2007, there will be no debt securities outstanding under the Base Indenture other than the Notes.

This description is intended to be an overview of the material terms and provisions of the Notes and the Indenture. This summary is not a complete description of all the terms and provisions of the Notes and is qualified in its entirety by reference to the Indenture. You should carefully read the summary below, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus under “Description of Our Debt Securities” and the provisions of the Indenture that may be important to you before investing in the Notes. We urge you to read the Indenture because it, and not this description, defines your rights as an owner of the Notes.

This summary supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of our debt securities set forth in the accompanying prospectus. Any provisions in the accompanying prospectus relating to guarantees of our debt securities by our subsidiaries will not apply to the Notes. In this description, all references to “we”, “us”, “our” or “Enbridge Partners” are to Enbridge Energy Partners, L.P. only, and not its subsidiaries, unless otherwise indicated.

General

The Notes:

•       will initially be issued in an aggregate principal amount of $                  ;

•       will be issued in denominations of $1,000 in principal amount and integral multiples thereof;

•       will be our general unsecured junior subordinated obligations;

•       will bear interest from the date of issuance to            , 2017, at the annual rate of          % of their principal amount, payable semi-annually in arrears on             and             of each year, commencing                      , and thereafter at an annual rate equal to the sum of the Three-Month LIBOR Rate for the related interest period plus a spread of         basis points, payable quarterly in arrears on            ,            ,             and             of each year, commencing            ;

•       will provide that we may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes for multiple periods of up to 10 consecutive years as described below under “—Optional Deferral of Interest;”

•       will become due on               , 2037 (which date may be extended by us for up to two additional 10-year periods) only to the extent that the principal amount repaid does not exceed the net proceeds we have received from the sale of certain qualifying capital securities during a defined 180-day period ending prior to such date, and must be paid in full on               , 2067 (which date may be extended by us for one additional 10-year period) regardless of the amount of qualifying capital securities we have issued and sold by that time, all as described below under “—Repayment of Principal;”

•       are not redeemable by us prior to            , 2017 without payment of a make-whole redemption price or a special event make-whole redemption price as described below under
“—Optional Redemption;”

•       are subordinated in right of payment, to the extent set forth in the Indenture, to all of our existing and future Senior Indebtedness; and

•       will not be guaranteed by any of our subsidiaries.

We may, without the consent of the holders of the Notes, issue additional notes having the same ranking, interest rate, maturity and other terms as the Notes except for issue date, issue price and, if applicable, first interest payment date. Any such additional notes may, together with the Notes, constitute a single series of securities under the Indenture. The Notes and any additional notes having the same terms as the Notes offered hereby subsequently issued under the Indenture may be treated as a single class for all purposes under the Indenture, including, without limitation, voting, waivers and amendments. In addition, the Indenture does not limit our incurrence or issuance of other senior, pari passu or subordinated debt, whether under the Indenture relating to the Notes or any existing or other indenture or agreement that we may enter into in the future or otherwise. At September 20, 2007, our consolidated indebtedness totaled approximately $2,535.0 million. Of this amount, approximately $2,080.0 million consists of indebtedness of Enbridge Partners that is senior to the Notes and approximately $455.0 million consists of indebtedness of our subsidiaries that is structurally senior to the Notes.

Interest Rate and Interest Payment Dates

The Notes will bear interest from the date of issuance to but not including            , 2017, which we refer to as the “Fixed Rate Period,” at an annual rate of        % of their principal amount, payable semi-annually in arrears on             and             of each year, commencing            ,          , and thereafter, which we refer to as the “Floating Rate Period,” at an annual rate equal to the Three-Month LIBOR Rate for the related interest period plus a spread of           basis points, payable quarterly in arrears on            ,            ,             and             of each year, commencing            ,         .

If any interest payment date (other than the Scheduled Maturity Date (defined below)) during the Floating Rate Period falls on a day that is not a Business Day (defined below), such interest payment date will be the Business Day succeeding such Business Day (except that, if such Business Day is in the next succeeding calendar month, such interest payment date will be the next Business Day preceding such Business Day). If any interest payment date during the Fixed Rate Period falls on a day that is not a Business Day, payment of interest will be made on the next succeeding Business Day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such date.

If the Scheduled Maturity Date for any of the Notes falls on a day that is not a Business Day, payment of principal (and premium, if any) and interest with respect to such Notes will be made on the next succeeding Business Day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after such due date.

Interest payments not paid when due will accrue interest at the then applicable rate of interest on the amount of unpaid interest, to the extent permitted by law, compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period. An interest payment not paid with respect to a quarterly period within the Floating Rate Period will accrue interest at the rate of interest that applies with respect to the unpaid principal amount of the Notes during the immediately succeeding quarterly period. The amount of interest payable for any semi-annual accrual period during the Fixed Rate Period will be computed based on a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period during the Fixed Rate Period that is shorter than a full semi-annual period will be computed on the basis of the actual number of days elapsed during the period, using 30-day months. The amount of interest payable for any period during the Floating Rate Period will be computed based on a 360-day year and the actual number of days elapsed during the period.

Determining the Floating Rate; Calculation Agent

Following            , 2017, the Calculation Agent will calculate the floating rate with respect to each interest period and the amount of interest payable on each interest payment date during the Floating Rate Period. The floating rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive upon the beneficial owners and registered holders of the Notes and us. U.S. Bank National Association will act initially as “Calculation Agent.”

The floating rate for any interest period during the Floating Rate Period will be equal to the sum of the Three-Month LIBOR Rate plus a spread of         basis points.

The “Three-Month LIBOR Rate,” with respect to an interest period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period commencing on the first day of such interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the second London banking day immediately preceding the first day of such interest period (the “LIBOR determination date”). The term “Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

If the Three-Month LIBOR Rate cannot be determined as described above, we will select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the LIBOR determination date for such interest period. Offered quotations must be based on a principal amount equal to an amount that, in our judgment, is representative of a single transaction in U.S. dollars in the London interbank market at the time. If two or more quotations are provided, the Three-Month LIBOR Rate for such interest period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such interest period will be the arithmetic mean of the rates quoted on the LIBOR determination date for such interest period by three major banks in New York City selected by us, for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such interest period. The rates quoted must be based on a principal amount equal to an amount that, in our judgment, is representative of a single transaction in U.S. dollars in that market at the time. If fewer than three New York City banks selected by us are quoting rates in the manner described above, the Three-Month LIBOR Rate for the applicable interest period will be the same as for the immediately preceding interest period or, if the immediately preceding interest period was the Fixed Rate Period, the same as for the most recent quarter for which the Three-Month LIBOR Rate can be determined.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or Houston, Texas.

“London banking day” means any Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Payment; Record Dates and Transfer

Initially, the Notes will be issued only in permanent global form. Beneficial interests in Notes in global form will be shown on, and transfers of interests in Notes in global form will be made only through, records maintained by The Depository Trust Company, or DTC, and its participants. Under the limited circumstances when the Notes are no longer in global form, Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee located at 100 Wall Street, 16th Floor, New York, New York 10005, Attention: Corporate Trust Department).

Payment of principal of, premium, if any, and interest on Notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. Under the limited circumstances when the Notes are no longer in global form, payment of interest on the Notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.

The regular record date for interest payable on the Notes on any interest payment date during the Fixed Rate Period will be the immediately preceding                  or                 , as the case may be, and during the Floating Rate Period will be the immediately preceding                 ,                 ,                  and                 , as the case may be.

No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to register the transfer of or exchange any Notes selected for redemption or for a period of 15 days before mailing a notice of redemption of Notes.

The registered holder of Notes will be treated as the owner of such Notes for all purposes, and all references in this Description of the Notes to “holders” mean holders of record, unless otherwise indicated. DTC will be the holder of the global Note.

Optional Deferral of Interest

We may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes from time to time, for one or more periods (each, a “Deferral Period”) of up to 10 consecutive years per Deferral Period. However, we may not optionally defer interest payments on or after the Final Repayment Date, as defined below under “—Repayment of Principal,” or with respect to each permitted redemption of the Notes, the corresponding redemption date for the Notes.

Deferred interest not paid on an interest payment date will, to the extent permitted by applicable law, bear interest from that interest payment date until paid at the then prevailing interest rate on the Notes, compounded semi-annually during the Fixed Rate Period and quarterly during the Floating Rate Period. We refer to such deferred interest and the interest accrued thereon collectively as “Deferred Interest.”  No interest will be due and payable on the Notes until the end of a Deferral Period, except upon a redemption of the Notes during such Deferral Period. At the end of the Deferral Period or on any redemption date, we will be obligated to pay all Deferred Interest and all interest accrued on the Notes since the immediately preceding interest payment date (which we refer to as “Current Interest”).

Once we pay all Deferred Interest resulting from our optional deferral and all Current Interest, such Deferral Period will end and we may later defer interest again for a new Deferral Period.

If we defer interest for a period of 10 consecutive years from the commencement of a Deferral Period, we will be required to pay all Deferred Interest and Current Interest at the conclusion of the 10-year period. If we fail to pay in full all accrued and unpaid interest at the conclusion of the 10-year period and such failure continues for 30 days, an Event of Default that gives rise to acceleration of principal and interest on the Notes will occur under the Indenture. See “—Events of Default” below.

We will provide the Trustee with written notice of any optional deferral of interest (an “Optional Deferral Notice”) at least 10 and not more than 60 Business Days prior to the applicable interest payment date, other than in the case of an optional deferral in connection with certain defaults on Senior Indebtedness as described under “—Subordination; Ranking of the Notes; Payment Blockage,” and any such Optional Deferral Notice will be forwarded promptly by the Trustee to each holder of record of the Notes.

We have no current intention to exercise our right to defer interest payments.

Distribution Stopper

During any Deferral Period, subject to the exceptions described below:

•       we will not declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our equity securities;

•       we will not make, and we will cause our subsidiaries not to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of our debt securities (including debt securities similar to the Notes) or our other indebtedness that contractually rank equally with or junior to the Notes; and

•       we will not make, and we will cause our subsidiaries not to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes.

Notwithstanding the foregoing, we and any of our subsidiaries may take any of the following actions at any time, including during a Deferral Period:

•       make any distribution or payment with respect to, or any purchase, redemption or other acquisition of, any of our equity securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents, or a securities purchase or dividend or distribution reinvestment plan, or the satisfaction of any obligations pursuant to any contract or security outstanding on the date that the Deferral Period commences requiring the distribution or payment with respect to, or purchase, redemption or acquisition of, any of our equity securities, or declaration of a distribution with respect to any of the foregoing;

•       make any distribution, payment, repayment, redemption, purchase, acquisition or declaration of a distribution as a result of a reclassification of our equity securities or the exchange or conversion of all or a portion of one class or series of our equity securities for another class or series of our equity securities;

•       purchase fractional interests in our equity securities pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged, in connection with the settlement of securities purchase contracts or in connection with any split, reclassification or similar transaction;

•       make a distribution paid or made in our equity securities (or rights to acquire our equity securities), or a repurchase, redemption or acquisition of our equity securities in connection with the issuance or exchange of our equity securities (or of securities convertible into or exchangeable for our equity securities) and distributions in connection with the settlement of securities purchase contracts outstanding on the date that the Deferral Period commences, or declaration of a distribution with respect to any of the foregoing;

•       make any redemption, exchange or repurchase of, or with respect to, any rights outstanding under a rights plan or the declaration or payment thereunder of a distribution of or with respect to rights in the future;

•       make any payments under (1) the Notes and under securities similar to the Notes (including trust preferred securities) that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes and (2) guarantees that are pari passu with the Notes associated with any instruments that are (or, in the case of a trust preferred security, the underlying debt obligation is) pari passu with the Notes, in each case, so long as any such payments are made on a pro rata basis with the Notes; or

•       make any regularly scheduled dividend or distribution payments declared prior to the date that the Deferral Period commences.

Repayment of Principal

Scheduled Maturity Date.   We must repay the principal amount of the Notes, together with accrued and unpaid interest, on the scheduled maturity date (the “Scheduled Maturity Date”), subject to the limitations described below. Initially, the Scheduled Maturity Date will be                , 2037, or if that date is not a Business Day, the following Business Day. We may elect to extend the Scheduled Maturity Date up to two times, in each case for an additional 10-year period, on                , 2017 and                , 2027 (each, an “Extension Date”), and as a result the Scheduled Maturity Date may be extended to                , 2047 or                , 2057 (or if either date is not a Business Day, the following Business Day). We will provide irrevocable written notice of an election to extend the Scheduled Maturity Date of the Notes no later than the 30th calendar day prior to the applicable Extension Date.

Our obligation to repay the Notes on the Scheduled Maturity Date is limited. We are required to repay the Notes on the Scheduled Maturity Date only to the extent that the principal amount repaid does not exceed the net proceeds that we have received from the issuance of “qualifying capital securities,” as described under “Description of the Replacement Capital Covenant” below, during a defined 180-day period ending prior to the Scheduled Maturity Date. If we have not received sufficient proceeds to permit repayment in full on the Scheduled Maturity Date, (1) we will make a pro rata partial repayment of the Notes to the extent of the net proceeds received, (2) the unpaid amount will remain outstanding and will bear interest at the then applicable rate and (3) we will be required to repay the unpaid amount on each subsequent interest payment date to the extent of the net proceeds we receive from any subsequent issuance of qualifying capital securities, until the Notes have been paid in full from proceeds we have raised in accordance with the foregoing, or until we redeem the Notes or an Event of Default that results in the acceleration of the Notes occurs. All accrued and unpaid interest, including deferred interest and compounded interest on such deferred amounts, on any Notes shall be paid in full before any proceeds raised from the issuance of qualifying capital securities may be used to repay the principal amount of the Notes.

We will agree in the Indenture to use our commercially reasonable efforts (except as described below) to raise sufficient net proceeds from the issuance of qualifying capital securities in a 180-day period ending on a notice date not more than 15 and not less than 10 Business Days prior to the Scheduled Maturity Date to permit repayment of the Notes in full on the Scheduled Maturity Date in accordance with the Replacement Capital Covenant. We will further agree in the Indenture that if we are unable for any reason to raise sufficient proceeds to permit repayment in full of the Notes on the Scheduled Maturity Date, we will use our commercially reasonable efforts (except as described below) to raise sufficient proceeds to permit repayment in full of the Notes on the next interest payment date, and on each interest payment date thereafter until the Notes are paid in full.

Under certain circumstances described below involving the occurrence of a market disruption event, we will be excused from our obligation to use our commercially reasonable efforts to raise sufficient net proceeds from the issuance of qualifying capital securities to permit repayment of the Notes in full. Except under those circumstances, our failure to use our commercially reasonable efforts to raise these proceeds would be a breach of covenant under the Indenture. However, in no event will such failure be an Event of Default thereunder or a basis for accelerating the maturity of the Notes.

Under the Replacement Capital Covenant and the Indenture, the principal amount of Notes that we may repay, redeem or purchase at any time may be based on the net cash proceeds from certain issuances during the applicable measurement period of common units, subordinated units, rights to acquire common or subordinated units and debt exchangeable for equity in addition to qualifying capital securities; however, we have no obligation under the Indenture to use commercially reasonable efforts to issue any securities other than qualifying capital securities or to use the proceeds of the issuance of any other securities to repay the Notes on the Scheduled Maturity Date or at any time thereafter if we issue such other securities.

We will deliver to the Trustee and the holders of the Notes a written notice of repayment at least 10 but not more than 15 Business Days before the expected repayment date, whether on the Scheduled Maturity Date or otherwise. If any Notes are to be repaid in part only, the notice of repayment will state the portion of the principal amount thereof to be repaid.

We may make certain amendments or supplements to the Replacement Capital Covenant without the consent of the holders of the Notes. With respect to qualifying capital securities, we have agreed in the Indenture that we will not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of qualifying capital securities that we may include for purposes of determining whether or to what extent repayment, redemption or purchase of the Notes is permitted, except with the consent of holders of a majority in principal amount of the Notes.

If any principal amount of Notes remains outstanding after the Scheduled Maturity Date, the principal amount of the outstanding Notes will continue to bear interest at the floating rate of interest described above under “—Interest Rate and Interest Payment Dates”.

“Commercially reasonable efforts” to sell our qualifying capital securities means commercially reasonable efforts to complete the offer and sale of our qualifying capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of qualifying capital securities if we determine not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations on such securities.

We will be excused from our obligation under the Indenture to use our commercially reasonable efforts to sell qualifying capital securities to permit repayment of the Notes if we provide written certification to the Trustee (which certification will be forwarded to each holder of record of the Notes) no more than 15 and no less than 10 Business Days in advance of the required repayment date certifying that:

•       a market disruption event (as defined below) was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment date after the Scheduled Maturity Date, the 90-day period preceding the date of the certificate; and

•       either (a) the market disruption event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after using our commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Notes in full.

A “market disruption event” means the occurrence or existence of any of the following events or sets of circumstances:

•       we are required to obtain the consent or approval of our unitholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell qualifying capital securities and such consent or approval has not yet been obtained notwithstanding our commercially reasonable efforts to obtain such consent or approval, or a regulatory authority instructs us not to sell or offer for sale qualifying capital securities at such time;

•       trading in securities generally (or in our common units or other then-traded units specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our common units and/or other then-traded units are then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the SEC, by the relevant exchange or by any other regulatory body or governmental body having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, our common units and/or other then-traded units;

•       a banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the qualifying capital securities;

•       a material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the qualifying capital securities;

•       the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the qualifying capital securities;

•       there shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the qualifying capital securities;

•       an event occurs and is continuing as a result of which the offering document for the offer and sale of qualifying capital securities would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (a) the disclosure of such event at such time, in our reasonable judgment, is not otherwise required by law and would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, provided that no single suspension period contemplated by this bullet point shall exceed 90 consecutive days and multiple suspension periods contemplated by this bullet point shall not exceed an aggregate of 180 days in any 360-day period; or

•       we reasonably believe, for reasons other than those referred to in the bullet point immediately above, that the offering document for the offer and sale of qualifying capital securities would not be in compliance with a rule or regulation of the SEC and we determine that we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this bullet point shall exceed 90 consecutive days and multiple suspension periods contemplated by this bullet point shall not exceed an aggregate of 180 days in any 360-day period.

Net proceeds that we are permitted to apply to repayment of the Notes on and after the Scheduled Maturity Date will be applied, first, to pay Deferred Interest and Current Interest (to the extent not paid from other sources) on a pro rata basis and, second, to repay the principal of the Notes; provided that if we are obligated to sell qualifying capital securities and apply the net proceeds to payments of principal of or interest on any outstanding pari passu securities in addition to the Notes, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the Notes and those other securities having the same scheduled maturity date as the Notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Notes has been paid in full. If we receive less than $10 million of net proceeds from the sale of qualifying capital securities during the relevant 180-day or 90-day period, we will not be required to repay any Notes on the Scheduled Maturity Date or the next interest payment date, as applicable, but we will use those net proceeds to repay the Notes on the next interest payment date as of which we have received at least $10 million of net proceeds.

Final Repayment Date.   Any principal amount of the Notes, together with accrued and unpaid interest, will be due and payable on the final repayment date for the Notes (the “Final Repayment Date”), regardless of the amount of qualifying capital securities we have issued and sold by that time. The Final Repayment Date is initially                    , 2067 (or, if such date is not a Business Day, the following Business Day), but may be extended at our option on                    , 2017 for an additional 10-year period. As a result, the Final Repayment Date may be extended to                    , 2077 (or, if such date is not a Business Day, the following Business Day). We may elect to extend the Scheduled Maturity Date for the Notes whether or not we also elect to extend the Final Repayment Date, and we may elect to extend the Final Repayment Date whether or not we also elect to extend the Scheduled Maturity Date. We will provide irrevocable written notice of an election to extend the Final Repayment Date of the Notes no later than the 30th calendar day prior to                    , 2017.

The Notes are non-amortizing and do not have the benefit of a sinking fund. This means that we are not required to make any principal payments prior to the Scheduled Maturity Date or otherwise set aside amounts in respect of the repayment of the Notes prior to the Scheduled Maturity Date.

Optional Redemption

We may redeem the Notes before their Final Repayment Date, subject to the limitations set forth in the Replacement Capital Covenant discussed under “Description of the Replacement Capital Covenant,” as follows:

•       in whole at any time or in part, from time to time, on or after               , 2017, at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest;

•       in whole at any time or in part, from time to time, prior to               , 2017, at a redemption price equal to the Make-Whole Redemption Price (as defined below); or

•       in whole, but not in part, at any time prior to               , 2017, after the occurrence of a Tax Event (as defined below) or Rating Agency Event (as defined below), at a redemption price equal to the Special Event Make-Whole Redemption Price (as defined below).

Notes called for redemption become due on the redemption date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. The notice of optional redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the redemption price, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of Notes to be redeemed. If less than all of the Notes are permitted to be redeemed and are redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot or by any other method the Trustee deems fair and appropriate. Unless we default in payment of the redemption price or the paying agent is prohibited from making such payment pursuant to the subordination provisions of the Indenture, interest will cease to accrue on the redemption date with respect to any Notes called for optional redemption.

We may not redeem the Notes in part if the principal amount has been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest due and payable, including Deferred Interest, has been paid in full on all outstanding Notes for all interest periods terminating on or before the redemption date.

In the event of any redemption, neither we nor the Trustee will be required to:

•       issue, register the transfer of, or exchange, Notes for a period of 15 days prior to the giving of any notice of redemption; or

•       register the transfer of or exchange any Notes selected, called or being called for redemption.

The provisions relating to defeasance in the accompanying prospectus shall apply to the Notes. Please see “Defeasance and Discharge” beginning on page 13 of the accompanying prospectus.

The following definitions apply with respect to the redemption of the Notes:

The “Make-Whole Redemption Price” will be equal to (a) all accrued and unpaid interest to but not including the redemption date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to such redemption date) being redeemed from the redemption date to               , 2017 (which we refer to as the “Remaining Life”), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus          %.

A “Tax Event” means the receipt by us of an opinion of counsel experienced in such matters to the effect that, as a result of any:

•       amendment to, clarification of or change (including any prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is effective on or after the date of issuance of the Notes;

•       proposed change in those laws or regulations that is announced on or after the date of issuance of the Notes;

•       official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after the date of issuance of the Notes; or

•       threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, including any trust preferred or similar securities, that occurs on or after the date of issuance of the Notes;

there is more than an insubstantial risk that interest payable by us on the Notes is not, or within 90 days of the date of such opinion will not be, deductible, in whole or in part, by us or our partners, as applicable, for United States federal income tax purposes.

A “Rating Agency Event” means a change by any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Exchange Act) that publishes a rating for us (a “rating agency”) to its equity credit criteria for debt securities such as the Notes, as such criteria are in effect on the date of the Supplemental Indenture (the “current criteria”), which change results in (i) any shortening of the length of time for which the current criteria are scheduled to be in effect with respect to the Notes, or (ii) a lower equity credit being given to the Notes as of the date of such change than the equity credit that would have been assigned to the Notes as of the date of such change by such rating agency pursuant to its current criteria.

The “Special Event Make-Whole Redemption Price” will be equal to (a) all accrued and unpaid interest to but not including the redemption date, plus (b) the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) as determined by the Independent Investment Banker, the sum of the present values of remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to such redemption date) being redeemed from the redemption date to               , 2017, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus          %.

“Treasury Yield” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life; however, if no maturity is within three months before or after the end of the Remaining Life, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the Treasury Yield will be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average, after excluding the highest and lowest such Reference Treasury Dealer Quotations, of up to five Reference Treasury Dealer Quotations for such redemption date, or (b) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations received or, if only one such quotation was received, such quotation.

“Independent Investment Banker” means any of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Wachovia Capital Markets, LLC (and their respective successors) or, if no such firm is willing and able to select the applicable Comparable Treasury Issue or perform the other functions of the Independent Investment Banker provided in the Indenture, an independent investment banking institution of national standing appointed by us and reasonably acceptable to the Trustee.

“Reference Treasury Dealer” means (a) either of Merrill Lynch, Pierce, Fenner & Smith Incorporated or Lehman Brothers (in each case or its affiliates and its successors) and (b) one other primary United States government securities dealer in New York City selected by the Independent Investment Banker, each of which we refer to as a “Primary Treasury Dealer.” However, if any of the foregoing ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer for such dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at or about 3:30 p.m., New York City time, on the third Business Day preceding the redemption date.

Our right to redeem, repurchase, defease or purchase the Notes, and the right of our subsidiaries to purchase the Notes, are limited by a covenant that we are making in favor of certain debt holders. See “Description of the Replacement Capital Covenant” in this prospectus supplement.

In the event that the Replacement Capital Covenant terminates as a result of there being no eligible designated debt outstanding, we intend that, if we redeem, repurchase, defease or purchase the Notes, or if one of our subsidiaries purchases the Notes, the redemption or purchase price of the Notes will be paid with amounts that include net proceeds received by us from the sale or issuance, during a defined 180-day period ending prior to the date of such redemption or such purchase, by us to third-party purchasers of securities for which we will receive equity credit from the rating agencies that rate our securities, that is equal to or greater than the equity credit then attributed to the Notes being redeemed, repurchased, defeased or purchased. The determination of the equity credit of the Notes may result in the issuance of an amount of new securities that may be less than the principal amount of the Notes, depending upon, among other things, the nature of the new securities issued and the equity credit attributed by a rating agency to the Notes and the new securities.

Certain Covenants

Existence.   Subject to the provisions in the next paragraph and the determination of our governing board that such preservation is no longer desirable in the conduct of our business, we will covenant in the Indenture to preserve our existence.

Merger, Consolidation or Sale of Assets.   We will covenant in the Indenture not to merge, consolidate or amalgamate with or into any other entity or sell, convey, lease, transfer or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single transaction or series of related transactions, unless:

•       we are the surviving entity, or the surviving entity:

•        is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

•        expressly assumes by supplemental indenture satisfactory to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, and the due and punctual performance or observance of all the other obligations under the Indenture to be performed or observed by us;

•       immediately after giving effect to the transaction or series of transactions, no default or Event of Default has occurred and is continuing; and

•       we have delivered to the Trustee an officers’ certificate and opinion of counsel, each stating that the merger, consolidation, amalgamation, sale, conveyance, lease, transfer or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and all other conditions precedent to the transaction have been complied with.

Thereafter, if we are not the surviving or continuing entity, the surviving, or continuing or transferee entity will succeed to and be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the Indenture. If we lease all or substantially all of our assets, we will not be so released from our obligations under the Indenture.

Reports.   We will be subject to certain reporting obligations, as described under “Description of Our Debt Securities—Covenants—Reports” beginning on page 9 of the accompanying prospectus.

Events of Default

Any one or more of the following events that have occurred and are continuing will constitute an Event of Default:

•       we fail to pay principal or any applicable make-whole payment on the Notes when due;

•       we fail to pay accrued and unpaid interest on the Notes when due and such failure continues for 30 days; however, our failure to pay interest during a Deferral Period will not constitute an Event of Default;

•       we fail to pay Deferred Interest at the conclusion of any 10-year Deferral Period and such failure continues for 30 days; or

•       certain events of bankruptcy, insolvency or reorganization occur with respect to Enbridge Partners.

The Indenture provides that the Trustee must give holders notice of any default or Event of Default within 90 days after the occurrence of any default or Event of Default known to it, or, if later, within 30 days after the Trustee obtains actual knowledge of the default or Event of Default unless the default or Event of Default has been cured or waived. However, except in the cases of a default or an Event of Default in payment on the Notes, the Trustee will be protected in withholding the notice if its board of directors, executive or other committee of directors or responsible officers determine that withholding of the notice is in the interest of such holders.

If an Event of Default (other than an Event of Default described in the fourth bullet point above) occurs and is continuing, the Trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding Notes by notice to us and the Trustee, may, and the Trustee at the request of such holders will, declare the principal of, premium (including any make-whole payments), if any, and all accrued and unpaid interest, including Deferred Interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and interest will be due and payable immediately.

If an Event of Default described in the fourth bullet point above occurs and is continuing, the principal of, premium (including any make-whole payments), if any, and interest, including Deferred Interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. However, the effect of such provision may be limited by applicable law.

The holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the Notes, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding Notes may waive any past default or Event of Default and its consequences under the Indenture or the Notes, except:

•       a default in payment of principal, make-whole payments or interest on the Notes; or

•       a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holder of each outstanding Notes.

The holders of a majority in principal amount of the Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any right, trust or power conferred on the Trustee, subject to the provisions of the Indenture.

Within 30 days after the occurrence of an Event of Default, we are required to give written notice to the Trustee and indicate the status of the default and what action we are taking or propose to take to cure the default. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a compliance certificate that states, to the best knowledge of the certifying officer, whether or not any defaults exist under the terms of the Indenture.

Amendments and Waivers

For a description of the provisions in the Indenture relating to amendments to, and waivers of our obligations under, the Indenture, please see “Description of Our Debt Securities—Amendments and Waivers” beginning on page 12 of the accompanying prospectus.

No Liability of General Partner or Enbridge Management

None of Enbridge Energy Company, Enbridge Management, or their respective directors, officers, managers, employees, incorporators, members and stockholders, as such, will be liable for:

•       any of our obligations under the Notes or the Indenture; or

•       any claim based on, in respect of, or by reason of, such obligations or their creation.

The preceding paragraph does not change any obligation of our general partner to restore any negative balance in its capital account (maintained by us pursuant to our partnership agreement) upon liquidation of its interest in us.

By accepting a Note, each holder will be deemed to have waived and released all liability described in the first paragraph of this subsection. This waiver and release are part of the consideration for our issuance of the Notes. This waiver may not be effective, however, to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Subordination; Ranking of the Notes; Payment Blockage

Our payment obligations under the Notes will, to the extent provided in the Indenture, be subordinated in right of payment to the prior payment in full of all of our present and future Senior Indebtedness, as defined below. The Notes will rank senior in right of payment to all of our present and future equity securities.

The holders of our Senior Indebtedness will be entitled to receive payment in full in cash of such Senior Indebtedness before holders of the Notes will receive any payment of principal, premium or interest with respect to the Notes:

•       upon any payment or distribution of our assets to our creditors in connection with our total or partial liquidation or dissolution; or

•       in a bankruptcy, reorganization, insolvency receivership or similar proceeding relating to us or our property.

In these circumstances, until our Senior Indebtedness is paid in full, any distribution to which holders of Notes would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and debt securities that are subordinated to Senior Indebtedness to at least the same extent as the Notes.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms, we may not:

•       make any payments of principal, premium, if any, or interest with respect to the Notes;

•       make any deposit for the purpose of defeasance of the Notes; or

•       purchase, redeem or otherwise retire any of the Notes,

unless, in either case,

•       the default has been cured or waived and the declaration of acceleration has been rescinded;

•       the Senior Indebtedness has been paid in full; or

•       we and the Trustee receive written notice approving the payment from the representatives of each issue of Designated Senior Indebtedness (as defined below).

During the continuance of any Senior Indebtedness default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not make payments on the Notes for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period, and will expire 179 days thereafter.

Generally, “Designated Senior Indebtedness” will include any Senior Indebtedness of Enbridge Partners of at least $100 million and any other Senior Indebtedness designated by Enbridge Partners at the time of issuance as Designated Senior Indebtedness.

The Payment Blockage Period may be terminated before its expiration:

•       by written notice from the person or persons who gave the Blockage Notice;

•       by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•       if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Designated Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the Notes after the expiration of the Payment Blockage Period.

If (1) we do not pay principal, premium or interest with respect to Senior Indebtedness within any applicable grace period, (2) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms or (3) we receive a Blockage Notice, then, notwithstanding any notice requirements necessary to invoke a Deferral Period, we may elect to defer payment of all or part of the current and accrued interest otherwise due on the Notes on an interest payment date by giving notice to the Trustee of such election not later than the time we must remit payment of interest on the Notes to the Trustee under the Indenture on such interest payment date. Any such notice will be forwarded promptly by the Trustee to each holder of record of the Notes. However, we may only exercise this right if we are otherwise entitled to elect to optionally defer payment of interest on the Notes as described under “—Optional Deferral of Interest.”

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders of the Notes will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

Because of the subordination, in the event of our insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the Notes.

The term “Senior Indebtedness” as used in this section includes our obligations in respect of the principal of, any interest and premium, if any, on and any other payments in respect of any of the following, whether currently outstanding or hereafter created or incurred:

•       indebtedness for borrowed money;

•       indebtedness evidenced by securities, bonds, notes and debentures, including any of the same that are subordinated (other than the Notes), issued under credit agreements, indentures or other similar instruments (other than the Supplemental Indenture), and other similar instruments;

•       obligations arising from or with respect to guarantees and direct credit substitutes;

•       obligations arising from or with respect to hedges and derivative products (including, but not limited to, interest rate, commodity and foreign exchange contracts);

•       capital lease obligations;

•       obligations arising from or with respect to any letter of credit, banker’s acceptance, security purchase facility, cash management arrangement, or similar credit transactions;

•       operating leases (but only to the extent the terms of such leases expressly provide that the same constitute “Senior Indebtedness”);

•       guarantees of any of the foregoing; and

•       any modifications, refundings, deferrals, renewals or extensions of any of the foregoing or any other evidence of indebtedness issued in exchange therefor,

but does not include our obligations in respect of:

•       trade accounts payable;

•       any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business to the extent that the same is incurred from, and owed to, the vendor of such goods or materials or the provider of such services;

•       any indebtedness or other obligations that by its terms is expressly made equal in rank and payment with or subordinated to the Notes; and

•       indebtedness owed by us to our majority-owned subsidiaries.

We currently conduct substantially all our operations through our subsidiaries, and our subsidiaries generate substantially all our operating income and cash flow. As a result, we depend on distributions or advances from our subsidiaries for funds to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we require to pay our debt service obligations, including payments on the Notes. Our obligations under the Notes will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries and unconsolidated affiliates. In the event of an insolvency, liquidation, bankruptcy proceeding or other reorganization of any such entity, all of the existing and future liabilities of such entity, including any claims of lessors under capital and operating leases, trade creditors and holders of preferred stock or units of that entity have the right to be satisfied prior to receipt by us of any payment on account of our status as an equity owner of such entity.

At September 20, 2007, our consolidated indebtedness totaled approximately $2,535.0 million. Of this amount, approximately $2,080.0 million consists of indebtedness of Enbridge Partners that is senior to the Notes and approximately $455.0 million consists of indebtedness of our subsidiaries that is structurally senior to the Notes. The Indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior in priority of payment to or pari passu with the Notes.

The Trustee

U.S. Bank National Association will act as Trustee under the Indenture. For a description of certain provisions of the Indenture relating to the Trustee, please see “The Trustee” beginning on page 18 of the accompanying prospectus.

Governing Law

The Indenture and the Notes will be governed by New York law.

Agreement by Purchasers of Certain Tax Treatment

Each registered holder and beneficial owner of the Notes will, by accepting the Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Notes constitute debt and will treat the Notes as debt for United States federal, state and local tax purposes.

Book-Entry System

Initially, the Notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including some or all of the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collective, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each beneficial owner and of each security held by or on behalf of DTC is recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that pursuant to procedures established by it, (a) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the global Notes and (b) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes may hold their interests directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

The laws of some states require that certain person take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see “—Exchange of Book-Entry Notes for Certificated Notes.”

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

All payments in respect of a Global Note registered in the name of a nominee of DTC will be payable to such nominee in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the underwriters, the trustee nor any of our or their agents has or will have any responsibility or liability for (a) any aspect or accuracy of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership of the notes or (b) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices of the Participants and Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from the nominee of DTC as the registered owner of the Global Notes for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if any of the events described below under “—Exchange of Book-Entry Notes for Certificated Notes” occurs, DTC reserves the right to exchange the Global Notes for notes in certificated form and to distribute such notes to its Participants.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Exchange of Book-Entry Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form if we elect or (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and (2) we fail to appoint a successor depositary within 90 days. In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

DESCRIPTION OF THE REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the Replacement Capital Covenant. This summary is not a complete description of the Replacement Capital Covenant and is subject to and qualified in its entirety by the terms and provisions of the full document, which is available from us upon request, and a copy of which will be filed with the SEC as an exhibit to a Current Report on Form 8-K. In this description, all references to “we,” “us” and “our” are to Enbridge Energy Partners, L.P. only, and not its subsidiaries, unless otherwise indicated.

We will covenant in a Replacement Capital Covenant, for the benefit of the holders (each, a “covered debtholder”) of a specified series of our long-term indebtedness for money borrowed that ranks senior to the Notes (the “covered debt”), that we will not, and we will cause our subsidiaries not to, repay, redeem or purchase, as applicable, all or any portion of the Notes at any time prior to the Termination Date, unless, subject to certain limitations, the principal amount repaid or the applicable redemption or purchase price does not exceed the sum of the following amounts:

•       the Applicable Percentage of (a) the aggregate amount of net cash proceeds we and our subsidiaries have received from the sale of our common units and subordinated units and rights to acquire our units (including our common units and subordinated units and rights to acquire our units sold pursuant to our unit reinvestment plan, direct unit purchase plan or employee benefit plans) and (b) the aggregate market value of any of our common units or subordinated units that we or any of our subsidiaries have issued in connection with the conversion or exchange of any convertible or exchangeable securities, other than convertible or exchangeable securities for which we or any of our subsidiaries have received equity credit from any NRSRO, in each case since the most recent “measurement date,” without double counting proceeds received in any prior “measurement period;” plus

•       100% of the aggregate amount of net cash proceeds we and our subsidiaries have received since the most recent measurement date (without double counting proceeds received in any prior measurement period) from the sale of “debt exchangeable for common equity,” “debt exchangeable for preferred equity” and “qualifying capital securities;”

in each case to persons other than us and our subsidiaries, within the applicable measurement period. For the avoidance of doubt, any reference in the Replacement Capital Covenant to any repayment of the Notes will be deemed to include a defeasance or discharge of our obligations under the Notes.

Our ability to raise proceeds from common units, subordinated units, rights to acquire our units, debt exchangeable for common equity, debt exchangeable for preferred equity and qualifying capital securities (collectively, the “replacement capital securities”) during the applicable measurement period with respect to any redemption, purchase or repayment of the Notes will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those securities.

The Replacement Capital Covenant will terminate upon the earliest date (the “Termination Date”) to occur of (i) the date that is 10 years after the Scheduled Maturity Date, (ii) the date on which the Notes are redeemed, purchased or repaid in full, (iii) the date, if any, on which the holders of a majority of the principal amount of the then-outstanding covered debt agree in writing to terminate the Replacement Capital Covenant, (iv) the date on which we no longer have outstanding any indebtedness eligible to qualify as covered debt and (v) the date on which the Notes are accelerated as a result of an event of default under the Indenture.

The Replacement Capital Covenant is made for the benefit of a specified class of covered debtholders. It may not be enforced by the holders of the Notes. The initial series of covered debt is our 6.30% senior notes due 2034. The Replacement Capital Covenant includes provisions requiring us to redesignate a new series of indebtedness as covered debt if the covered debt approaches maturity, the covered debt is reduced to less than $100,000,000 in outstanding principal amount, or we issue subordinated debt eligible to qualify as covered debt (and the covered debt at the time is not eligible subordinated debt), in each case subject to additional procedures. We expect that, at all times before the date that is 10 years after the Scheduled Maturity Date, we will be subject to the Replacement Capital Covenant and, accordingly, restricted in our ability to redeem, purchase or repay the Notes.

We generally have the right to modify or terminate the Replacement Capital Covenant only with the consent of the holders of a majority in principal amount then outstanding of the covered debt. We have the right, however, to amend the Replacement Capital Covenant at any time, without the consent of such holders, if (i) such amendment or supplement eliminates common units or subordinated units (or rights to acquire units) as replacement capital securities if either (A) we have been advised in writing by a nationally recognized independent accounting firm or (B) an accounting standard or interpretive guidance of an existing accounting standard by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that, in each case, there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per common unit or subordinated unit as calculated in accordance with generally accepted accounting principles in the United States, (ii) the effect of such amendment or supplement is solely to impose additional restrictions on, or to eliminate certain of, the types of securities qualifying as replacement capital securities, if an officer of our general partner has delivered to such holders a written certification to that effect or (iii) such amendment or supplement is not adverse to such holders and an officer of our general partner has delivered to such holders a written certification stating that the Partnership has determined that such amendment or supplement is not adverse to such holders.

If we are obligated to sell replacement capital securities and apply the net proceeds to payments of principal of or interest on any outstanding pari passu securities in addition to the Notes, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the Notes and those other securities having the same scheduled maturity date as the Notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled maturity date until the principal of and all accrued and unpaid interest on the Notes has been paid in full.

The following terms, as used in this description of the Replacement Capital Covenant, have the following definitions:

“Applicable Percentage” means:

•       200%, with respect to any repayment, redemption or purchase prior to the Scheduled Maturity Date; and

•       400%, with respect to any repayment, redemption or purchase on or after the Scheduled Maturity Date.

“Common units” means (i) our common limited partnership interests, including, without limitation, those interests described as Common Units, Class C Units or I-Units in our partnership agreement, and (ii) interests in us possessing substantially similar characteristics, provided that such interests (A) are perpetual, with no prepayment obligation on the part of us, whether at the election of the holder or otherwise, and (B) other than any subordinated units, are (at the time of issuance and thereafter) the most junior and subordinated securities issuable by us, with liquidation rights limited to a share of our assets, if any, remaining after satisfaction in full of all creditors and of all holders of any of our other equity securities that rank senior to the Common Units.

“Debt exchangeable for common equity” means a security or combination of securities (together in this definition, “such securities”) that:

•       gives the holder a beneficial interest in (i) a fractional interest in a unit purchase contract for a common unit or subordinated unit that will be settled in three years or less, with the number of common units or subordinated units purchasable pursuant to such unit purchase contract to be within a range established at the time of issuance of such securities, subject to customary anti-dilution adjustments and (ii) our debt securities that are not redeemable at our option or the holder thereof prior to the settlement of the unit purchase contracts;

•       provides that the investors directly or indirectly grant us a security interest in such debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase our common units or subordinated units pursuant to such unit purchase contracts;

•       includes a remarketing feature pursuant to which our debt securities are remarketed to new investors commencing not later than 30 days prior to the settlement date of the purchase contract; and

•       provides for the proceeds raised in the remarketing to be used to purchase our common units or subordinated units under the unit purchase contracts and, if there has not been a successful remarketing by the settlement date of the purchase contract, provides that the unit purchase contracts will be settled by us exercising our remedies as a secured party with respect to our debt securities or other collateral directly or indirectly pledged by investors in the debt exchangeable for common equity.

“Debt exchangeable for preferred equity” means a security or combination of securities (together in this definition, “such securities”) that:

•       gives the holder a beneficial interest in (i) our subordinated debt securities that include a provision requiring us to issue (or use Commercially Reasonable Efforts (as defined below) to issue) one or more types of “APM qualifying securities” raising aggregate proceeds at least equal to the deferred “distributions” on such subordinated debt securities commencing not later than the fifth anniversary of the commencement of such deferral period and that are our most junior subordinated debt (or rank pari passu with our most junior subordinated debt) (in this definition, “subordinated debt”) and (ii) a fractional interest in a unit purchase contract for a share of our “qualifying preferred units” (as defined below) that rank pari passu with or junior to all our other preferred units (in this definition, “preferred units”);

•       provides that the investors directly or indirectly grant us a security interest in such subordinated debt securities and their proceeds (including any substitute collateral permitted under the transaction documents) to secure the investors’ direct or indirect obligation to purchase our preferred units pursuant to such unit purchase contracts;

•       includes a remarketing feature pursuant to which our subordinated debt is remarketed to new investors commencing not later than the first “distribution date” that is at least five years after the date of issuance of the security or earlier in the event of an early settlement event based on (i) the dissolution of us or (ii) one or more financial tests set forth in the terms of the instrument governing such debt exchangeable for preferred equity;

•       provides for the proceeds raised in the remarketing to be used to purchase our preferred units under the unit purchase contracts and, if there has not been a successful remarketing by the first “distribution date” that is six years after the date of issuance of such securities, provides that the unit purchase contracts will be settled by us exercising our remedies as a secured party with respect to our subordinated debt securities or other collateral directly or indirectly pledged by investors in the debt exchangeable for preferred equity;

•       includes a “qualifying replacement capital covenant,” provided that such qualifying replacement capital covenant will apply to such security (or combination of securities) and preferred units and will not include debt exchangeable for preferred equity or debt exchangeable for common equity as a replacement capital security; and

•       after the issuance of such preferred units, provides the holders of the security with a beneficial interest in such preferred units.

“Measurement date” means, with respect to any payment, redemption or purchase of Notes (a) on or prior to the Scheduled Maturity Date, the date that is 180 days prior to delivery of notice of such payment or redemption or prior to the date of such purchase and (b) after the Scheduled Maturity Date, the date that is 90 days prior to delivery of notice of such payment or redemption or prior to the date of such purchase.

“Measurement period” means the period from a measurement date to the related notice date or purchase date. Measurement periods cannot run concurrently.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Qualifying capital securities” means securities or combinations of securities (other than our common units, subordinated units or rights to acquire our units and securities convertible into or exchangeable for our common units or subordinated units) that, in the determination of the board of directors (or other comparable governing body) of our general partner, reasonably construing the definitions and other terms of the Replacement Capital Covenant, meet one of the following criteria:

•       in connection with any repayment, redemption or purchase of Notes on or prior to the date that is 50 years prior to the Final Repayment Date:

•        securities issued by us that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 55 years and (c) either (1) are subject to a qualifying replacement capital covenant and have an optional deferral provision or (2) have an optional deferral provision and a mandatory trigger provision;

•        securities issued by us that (a) rank pari passu with or junior to our other preferred units, (b) have no maturity or a maturity of at least 40 years, (c) are subject to intent-based replacement disclosure and (d) have a mandatory trigger provision and an optional deferral provision;

•        securities issued by us that (a) would rank junior to all of our senior and subordinated debt other than the Notes, (b) have a mandatory trigger provision and an optional deferral provision and (c) have no maturity or a maturity of at least 55 years and are subject to intent-based replacement disclosure;

•        cumulative preferred units issued by us that (a) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b)(1) has no maturity or a maturity of at least 55 years and (2) is subject to a qualifying replacement capital covenant; or

•        non-cumulative qualifying preferred units; or

•       in connection with any repayment, redemption or purchase of Notes after the date that is 50 years prior to the Final Repayment Date:

•        all securities that would be “qualifying capital securities” prior to the date that is 50 years prior to the Final Repayment Date;

•        securities issued by us that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding-up, (b) have an optional deferral provision, (c) have no maturity or a maturity of at least 55 years and (d) are subject to intent-based replacement disclosure;

•        securities issued by us that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding-up, (b) have no maturity or a maturity of at least 35 years and (c)(1) have an optional deferral provision and are subject to a qualifying replacement capital covenant or (2) have a mandatory trigger provision and an optional deferral provision; or

•        other securities issued by us that (a) rank upon our liquidation, dissolution or winding-up either (1) pari passu with or junior to the Notes or (2) pari passu with the claims of our trade creditors and junior to all of our long-term indebtedness for money borrowed (other than our long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on our liquidation, dissolution or winding-up), and (b) either (1) have no maturity or a maturity of at least 40 years, are subject to intent-based replacement disclosure and have a mandatory trigger provision and an optional deferral provision or (2) have no maturity or a maturity of at least 25 years, are subject to a qualifying replacement capital covenant and have a mandatory trigger provision and an optional deferral provision;

provided, however, that if any of the securities described in the bullet points above is structured at the time of issuance with a distribution rate step-up (whether interest or dividend) of more than 25 basis points prior to the 25th anniversary of such issuance, then such security shall be subject to a replacement capital covenant that will remain in effect until at least the Scheduled Maturity Date (as described under the immediately preceding section under the caption “Description of the Notes—Repayment of Principal—Scheduled Maturity Date”) and that is otherwise substantially similar to the Replacement Capital Covenant.

“Subordinated units” means our limited partnership interests that rank pari passu with or junior to our common units either upon our liquidation, dissolution or winding up or with respect to distributions from us, provided that such interests are perpetual, with no prepayment obligation on our part, whether at the election of the holder or otherwise.

“Units” means common units or subordinated units, or a combination thereof, as applicable.

For purposes of the definitions provided above and set forth below, as the case may be, the following terms shall have the following meanings:

“Alternative payment mechanism” means, with respect to any qualifying capital securities, provisions in the related transaction documents requiring us (a) to issue (or use Commercially Reasonable Efforts to issue) one or more types of APM qualifying securities raising eligible proceeds at least equal to the deferred distributions on such qualifying capital securities and (b) to apply the proceeds to pay unpaid distributions on such qualifying capital securities, commencing on the earlier of (1) the first distribution date after commencement of a deferral period on which we pay current distributions on such qualifying capital securities and (2) the fifth anniversary of the commencement of such deferral period, and that:

•       define “eligible proceeds” to mean, for purposes of such alternative payment mechanism, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) that we have received during the 180-day period prior to the related distribution date from the issuance of APM qualifying securities to Persons other than us or any of our subsidiaries, up to the preferred cap in the case of APM qualifying securities that are qualifying preferred units, subject to the common cap, the preferred cap and the share cap, as applicable (each as defined below);

•       permit us to pay current distributions on any distribution date out of any source of funds but (a) require us to pay deferred distributions only out of eligible proceeds and (b) prohibit us from paying deferred distributions out of any source of funds other than eligible proceeds (other than following an acceleration of such securities or the occurrence of the final maturity thereof);

•       if deferral of distributions continues for more than one year (or such shorter period as is provided for in the terms of such qualifying capital securities), require us and our subsidiaries not to redeem or purchase any securities that rank pari passu with or junior to the most senior issuable APM qualifying securities that we have issued to settle deferred distributions in respect to that deferral period until at least one year after all deferred distributions have been paid (a “repurchase restriction”);

•       limit our obligation to issue (or use Commercially Reasonable Efforts to issue) APM qualifying securities:

•        in the case of APM qualifying securities that are our common units or subordinated units or rights to acquire units, either (a) during the first five years of any deferral period or (b) with respect to deferred distributions attributable to the first five years of any deferral period (provided that such limitation shall not apply after the ninth anniversary of the commencement of any deferral period), to a number of common units, subordinated units and units purchasable upon the exercise of rights to acquire units, which in the aggregate, does not exceed 2% of the outstanding number of common units and subordinated units (the “common cap”); and

•        in the case of APM qualifying securities that are qualifying preferred units, an amount from the issuance thereof pursuant to the related alternative payment mechanism (including at any point in time from all prior issuances thereof pursuant to such alternative payment mechanism) equal to 25% of the liquidation or principal amount of the qualifying capital securities that are the subject of the related alternative payment mechanism (the “preferred cap”);

•       in the case of qualifying capital securities other than qualifying preferred units, include a bankruptcy claim limitation provision;

•       permits us, at our option, to provide that if we are involved in a merger, consolidation, amalgamation, binding unit exchange or conveyance, transfer or lease of all of substantially all of our assets to any other person or a similar transaction (a “business combination”) where immediately after the consummation of the business combination more than 50% of the surviving or resulting or transferee entity’s voting securities is owned by persons other than the equityholders in us immediately prior to giving effect to the business combination, then the first three bullet points of this definition will not apply to any deferral period that is terminated on the next distribution date following the date of consummation of the business combination;

provided (and it being understood) that:

•       the alternative payment mechanism may at our discretion include a unit cap limiting the issuance of APM qualifying securities consisting of common units, or subordinated units and qualifying warrants, in each case to a maximum issuance cap to be set at our discretion; provided that such maximum issuance cap will be subject to our agreement to use commercially reasonable efforts to increase the maximum issuance cap when reached and (a) simultaneously satisfy our future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in common units or subordinated units or (y) if we cannot increase the maximum issuance cap as contemplated in the preceding clause, by requesting the board of directors (or other comparable governing body) of our general partner to adopt a resolution for unitholder vote at an annual unitholders meeting to be held within the next 12 months to increase the number of units of our authorized common units or subordinated units for purposes of satisfying our obligations to pay deferred distributions;

•       we shall not be obligated to issue (or use Commercially Reasonable Efforts to issue) APM qualifying securities for so long as a market disruption event, as described in the Replacement Capital Covenant, has occurred and is continuing;

•       if, due to a market disruption event or otherwise, we are able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, we will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order, subject to the common cap, the preferred cap and maximum issuance cap referred to above, as applicable; and

•       if we have outstanding more than one class or series of securities under which we are obligated to sell a type of APM qualifying securities and apply some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the common cap, the preferred cap and any maximum issuance cap referred to above, as applicable, in proportion to the total amounts that are due on such securities.

“APM qualifying securities” means, with respect to an alternative payment mechanism, any debt exchangeable for preferred equity or any mandatory trigger provision, one or more of the following (as designated in the transaction documents for any qualifying capital securities that include an alternative payment mechanism or a mandatory trigger provision or for any debt exchangeable for preferred equity): (a) our common units or subordinated units; (b) qualifying warrants; or (c) qualifying preferred units; in each case, issued by us; provided that if the APM qualifying securities for any alternative payment mechanism, any debt exchangeable for preferred equity or any mandatory trigger provision include both our common units, subordinated units and qualifying warrants, such alternative payment mechanism, debt exchangeable for preferred equity or mandatory trigger provision may permit, but need not require, us to issue qualifying warrants.

“Bankruptcy claim limitation provision” means, with respect to any qualifying capital securities that have an alternative payment mechanism or a mandatory trigger provision, provisions that, upon any liquidation, dissolution, winding up or reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to us, limit the claim of the holders of such qualifying capital securities to distributions that accumulate during (a) any deferral period, in the case of qualifying capital securities that have an alternative payment mechanism or (b) any period in which we fail to satisfy one or more financial tests set forth in the terms of such qualifying capital securities or related transaction agreements, in the case of qualifying capital securities having a mandatory trigger provision, to:

•       in the case of qualifying capital securities having an alternative payment mechanism or mandatory trigger provision with respect to which the APM qualifying securities do not include qualifying preferred units, 25% of the stated or principal amount of such securities then outstanding; and

•       in the case of any other qualifying capital securities, an amount not in excess of the sum of (a) the amount of accumulated and unpaid distributions (including compounded amounts) that relate to the earliest two years of the portion of the deferral period for which distributions have not been paid and (b) an amount equal to the excess, if any, of the preferred cap over the aggregate amount of net proceeds from the sale of qualifying preferred units that we have applied to pay such distributions pursuant to the alternative payment mechanism or the mandatory trigger provision; provided that the holders of such securities are deemed to agree that, to the extent the remaining claim exceeds the amount set forth in subclause (a), the amount they receive in respect of such excess shall not exceed the amount they would have received had such claim for such excess ranked pari passu with the interests of the holders, if any, of qualifying preferred units.

“Commercially Reasonable Efforts” means, for purposes of selling APM qualifying securities, commercially reasonable efforts to complete the offer and sale of APM qualifying securities to third parties that are not our subsidiaries in public offerings or private placements. We shall not be considered to have made commercially reasonable efforts to effect a sale of APM qualifying securities if we determine not to pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations on such securities.

“Distribution date” means, as to any securities or combination of securities, the dates on which periodic distributions on such securities are scheduled to be made.

“Distribution period” means, as to any securities or combination of securities, each period from and including the issue date or a distribution date, as applicable, for such securities to but not including the next succeeding distribution date for such securities.

“Distributions” means, as to a security or combination of securities, interest payments or other income distributions to the holders thereof that are not our subsidiaries.

“Intent-based replacement disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer or its subsidiaries will redeem or purchase such securities only with the proceeds (or an applicable percentage of proceeds) or “market value” of replacement capital securities that have terms and provisions at the time of redemption or purchase that receive as much or more equity credit than the securities then being redeemed or purchased, raised within 180 days prior to the applicable redemption or purchase date.

“Mandatory trigger provision” means as to any qualifying capital securities, provisions in the terms thereof or of the related transaction agreements that:

•       require, or at its option in the case of non-cumulative perpetual preferred units, permit, the issuer of such qualifying capital securities to make payment of distributions on such securities only pursuant to the issuance and sale of APM qualifying securities, within two years of a failure of the issuer to satisfy one or more financial tests set forth in the terms of such qualifying capital securities or related transaction agreements (for the avoidance of doubt, payment of such distributions with cash from any source other than APM qualifying securities is not permitted immediately following the failure of the issuers to satisfy such financial test(s)), in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid distributions on such qualifying capital securities (including without limitation all deferred and accumulated amounts), and in either case require the application of the net proceeds of such sale to pay such unpaid distributions; provided that (a) such mandatory trigger provision shall limit the issuance and sale of common units, subordinated units and qualifying warrants the proceeds of which may be applied to pay such distributions pursuant to such provision to the “common cap,” unless the mandatory trigger provision requires such issuance and sale within one year of such failure, and and (b) the amount of qualifying preferred units the net proceeds of which the issuer may apply to pay such distributions pursuant to such provision may not exceed the “preferred cap”;

•       other than in the case of non-cumulative preferred units, if the provisions described in the bullet point above do not require such issuance and sale within one year of such failure, prohibit the issuer and any of its subsidiaries from repurchasing any securities that are pari passu with or junior to its respective APM qualifying securities, the proceeds of which were used to pay deferred distributions since such failure before the date six months after the issuer applies the net proceeds of the sales described in the immediately preceding bullet point to pay such unpaid distributions in full;

•       other than in the case of non-cumulative perpetual preferred units, include a bankruptcy claim limitation provision; and

•       prohibit the issuer of such securities from redeeming or purchasing any of its securities ranking upon the liquidation, dissolution or winding up of the issuer junior to or pari passu with any APM Qualifying Securities the proceeds of which were used to settle deferred interest during the relevant deferral period prior to the date six months after the issuer applies the net proceeds of the sales described in the first bullet point above to pay such deferred distributions in full;

provided (and it being understood) that:

•       the issuer will not be obligated to issue (or use Commercially Reasonable Efforts to issue) any such APM qualifying securities for so long as a market disruption event has occurred and is continuing;

•       if, due to a market disruption event or otherwise, the issuer is able to raise and apply some, but not all, of the eligible proceeds necessary to pay all deferred distributions on any distribution date, the issuer will apply any available eligible proceeds to pay accrued and unpaid distributions on the applicable distribution date in chronological order subject to the common cap and preferred cap, as applicable; and

•       if the issuer has outstanding more than one class or series of securities under which it is obligated to sell a type of any such APM qualifying securities and applies some part of the proceeds to the payment of deferred distributions, then on any date and for any period the amount of net proceeds received by the issuer from those sales and available for payment of deferred distributions on such securities shall be applied to such securities on a pro rata basis up to the common cap and the preferred cap, as applicable, in proportion to the total amounts that are due on such securities.

No remedy other than permitted remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay distributions because of the mandatory trigger provision or as a result of the issuer’s exercise of its right under an optional deferral provision until distributions have been deferred for one or more distribution periods that total together at least 10 years.

“Market value” means, on any date, the closing sale price per common unit (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the common units are not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the common units are traded or quoted; if the common units are not either listed or quoted on any U.S. securities exchange on the relevant date, the market value will be the average of the mid-point of the bid and ask prices for the common units on the relevant date submitted by at least three nationally recognized independent investment banking firms selected by us for such purpose or, in the event such bid and ask prices are not available and in the case of subordinated units and rights to acquire units, a value determined by a nationally recognized independent investment banking firm selected by the board of directors of our general partner (or a duly authorized committee thereof) for this purpose.

“Non-cumulative” means, with respect to any securities, that we may elect not to make any number of periodic distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more permitted remedies. Securities that include an alternative payment mechanism shall also be deemed to be non-cumulative for all purposes of the Replacement Capital Covenant.

“Optional deferral provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the effect that either:

•       (a) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to five years or, if a market disruption event is continuing, 10 years, without any remedy other than permitted remedies and (b) such securities are subject to an alternative payment mechanism (provided that such alternative payment mechanism need not apply during the first five years of any deferral period and need not include a common cap, preferred cap, bankruptcy claim limitation provision or repurchase restriction); or

•       the issuer of such securities may, in its sole discretion, defer or skip in whole or in part payment of distributions on such securities for one or more consecutive distribution periods up to at least 10 years, without any remedy other than permitted remedies.

“Permitted remedies” means, with respect to any securities, one or more of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any securities exchange on which such securities may be listed or traded), or (b) complete or partial prohibitions on the issuer paying distributions on or repurchasing common units, subordinated units or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying preferred units” means non-cumulative perpetual preferred units issued by us that (a) contractually rank pari passu with or junior to all of our other preferred units and contain no remedies as a consequence of non-payment of distributions other than permitted remedies and (b) either (1) are subject to intent-based replacement disclosure and have a provision that prohibits us from paying any distributions thereon upon our failure to satisfy one or more financial tests set forth therein or (2) are subject to a qualifying replacement capital covenant; provided, however, that if such preferred units include intent-based replacement disclosure and are structured at the time of issuance with a distribution rate step-up of more than 25 basis points prior to the 25th anniversary of such issuance, then such preferred units shall, in lieu of intent-based replacement disclosure, be subject to a replacement capital covenant that will remain in effect until at least the Scheduled Maturity Date and that is otherwise substantially similar to the Replacement Capital Covenant.

“Qualifying replacement capital covenant” means (i) a replacement capital covenant substantially similar to this Replacement Capital Covenant or (ii) a replacement capital covenant, as identified by the Board, acting in good faith and in its reasonable discretion and reasonably construing the definitions and other terms of this Replacement Capital Covenant, (a) entered into by us at a time when we are a reporting company under the Exchange Act and (b) that restricts us and our subsidiaries from repaying, redeeming or purchasing identified securities except to the extent of the applicable percentage of the net proceeds (or Market Value) of specified replacement capital securities that have terms and provisions at the time of repayment, redemption or purchase that receive as much or more equity credit than the securities then being repaid, redeemed or purchased, raised within the 180 day period prior to the applicable repayment, redemption or purchase date.

“Qualifying warrants” means net settled warrants to purchase common units or subordinated units that have an exercise price greater than the current market value of our common units or subordinated units as of their date of issuance, that do not entitle us to redeem for cash and the holders of such warrants are not entitled to require us to repurchase for cash in any circumstance.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences, as of the date of this prospectus supplement, of the purchase, ownership and disposition of the Notes. This discussion only applies to holders who purchase the Notes upon original issuance at their “issue price,” which will equal the first price to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and hold the Notes as capital assets for U.S. federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, this discussion does not address:

•  tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), regulated investment companies, expatriates, real estate investment trusts, tax-exempt entities or insurance companies;

•  tax consequences to persons holding the Notes as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•  tax consequences to U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•  the U.S. federal estate, gift or alternative minimum tax consequences, if any, to holders of the Notes; or

•  any state, local or foreign tax consequences.

If a partnership or other entity classified as a partnership for U.S. federal tax purposes holds the Notes, the tax treatment of a partner of such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your own tax advisors.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and judicial decisions as of the date of this prospectus supplement. The foregoing authorities are subject to change or differing interpretations at any time with possible retroactive effect. No advance tax ruling has been sought or obtained from the Internal Revenue Service (the “IRS”) regarding the U.S. federal income tax consequences described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court.

This discussion is provided for general information only and does not constitute legal advice to any prospective purchaser of the Notes. If you are considering a purchase of the Notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Classification of the Notes

The determination of whether a security is classified as indebtedness or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the Notes. In connection with the issuance of the Notes, Fulbright & Jaworski L.L.P. will render its opinion to us generally to the effect that, under then current law and assuming full compliance with the terms of the Indenture and other relevant documents, and based on the facts, assumptions and analysis contained in that opinion, as well as representations we made, although the matter is not free from doubt, the Notes will be respected as indebtedness for U.S. federal income tax purposes. This opinion is not binding on the IRS or any court, and there can be no assurance that the IRS or a court will agree with this opinion. We agree, and by acquiring an interest in a Note each beneficial owner of a Note will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes this treatment.

If the IRS were to challenge the classification of the Notes and the Notes were determined not to constitute indebtedness for U.S. federal income tax purposes, payments on the Notes would likely be treated as “guaranteed payments” from us to the holders of the Notes. Holders should consult their own tax advisors regarding the tax consequences to them if the Notes are not treated as indebtedness for U.S. federal income tax purposes.

U.S. Holders

The following summarizes the material U.S. federal income tax consequences to U.S. holders of the purchase, ownership and disposition of the Notes. For purposes of this discussion, a “U.S. holder” is a beneficial owner of the Notes who or that is for U.S. federal income tax purposes:

•  an individual who is a citizen or resident of the United States (including certain former citizens and former long-term residents);

•  a corporation, or other entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•  a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Interest

Pursuant to applicable Treasury regulations, the possibility that interest on the Notes may be deferred could result in the Notes being treated as issued with original issue discount (“OID”), unless the likelihood of such deferral is “remote” within the meaning of such regulations. We believe that the likelihood of such interest deferral is “remote” because the exercise of our option to defer interest would, subject to certain exceptions, prevent us from being able to: (i) declare or make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of our equity securities; (ii) make, or cause our subsidiaries to make, any payment of interest, principal or premium, if any, on or repay, purchase or redeem any of our debt securities (including debt securities similar to the Notes) or our other indebtedness that contractually rank equally with or junior to the Notes; and (iii) make, or cause our subsidiaries to make, any payments under a guarantee of debt securities (including under a guarantee of debt securities that are similar to the Notes) that contractually ranks equally with or junior to the Notes. Based on the foregoing, we do not believe that the Notes will be issued with OID at the time of their original issuance. Accordingly, interest paid on the Notes should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with that U.S. holder’s method of accounting for U.S. federal income tax purposes.

There can be no assurance that the IRS or a court will agree with our position that the likelihood of exercising our right to defer interest is “remote.” The meaning of the term “remote” has not been addressed in any publicly issued rulings or other interpretation by the IRS or by any court. If the possibility of interest deferral were determined not to be “remote,” the Notes would be treated as issued with OID at the time of issuance in an amount equal to all stated interest. In such case, a U.S. holder would be required to include such stated interest in income as it accrues using a constant yield method, regardless of such U.S. holder’s regular method of accounting, and such U.S. holder would not separately report the actual payments of interest on the Notes as taxable income.

In the event that we exercise the option to defer interest, the Notes would be treated as retired and reissued for OID purposes, and the sum of the remaining interest payments on the Notes would thereafter be treated as OID. In such case, a U.S. holder would be required to include such remaining interest in income as it accrues using a constant yield method, regardless of such U.S. holder’s regular method of accounting, and such U.S. holder would not separately report the actual payments of interest after such deferral as taxable income.

Pursuant to applicable Treasury regulations, the change in interest rate from       % to the Three-Month LIBOR Rate plus        basis points, reset quarterly, will not result in the Notes being treated as issued with OID so long as our option to redeem the Notes on or after       , 2017 is considered to be “unconditional.” We believe, and this discussion assumes, that our option to redeem the Notes on or after       , 2017 will qualify as unconditional. However, pursuant to the Replacement Capital Covenant, we are permitted to redeem the Notes prior to the Scheduled Maturity Date (as defined above), only from the net proceeds arising from the issuance of certain securities. As a result of the Replacement Capital Covenant, the IRS might contend that our option is subject to a condition, which, if successfully contended, could require the Notes to be treated as issued with OID. In such event, a U.S. holder could be required to include certain amounts in income prior to the receipt of corresponding interest payments.

Except as otherwise indicated, the remainder of this discussion assumes that the Notes will not be issued with OID. U.S. holders should consult their tax advisors regarding the potential application of tax rules pertaining to OID.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of the Notes, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange or redemption and such U.S. holder’s adjusted tax basis in the Notes. A U.S. holder’s amount realized will equal the amount of any cash received plus the fair market value of any other property received for the Notes. The amount realized will not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income if not previously included in income. Assuming that the Notes are not issued with OID, a U.S. holder’s tax basis in a Note will generally equal the amount that the U.S. holder paid for the Note. If the Notes are issued with OID, a U.S. holder’s tax basis in the Notes will generally equal the amount that the U.S. holder paid for the Note, increased by OID previously includible in such U.S. holder’s gross income to the date of disposition and decreased by any payments received by such U.S. holder on the Notes on or after the date that the Notes were issued with OID.

The gain or loss recognized by a U.S. holder will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. holder’s holding period for the Note is more than one year. Long-term capital gains of non-corporate taxpayers are currently taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The following summarizes the material U.S. federal income tax consequences to non-U.S. holders of the purchase, ownership and disposition of the Notes. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of the Notes who or that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

Special rules not discussed below may apply to certain non-U.S. holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.” Such

non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Taxation of Interest

Any payment to a non-U.S. holder of interest on the Notes will be exempt from U.S. federal income and withholding tax, provided that:

•  such payment is not effectively connected with the conduct by such non-U.S. holder of a U.S. trade or business;

•  the non-U.S. holder does not actually or constructively own 10% or more of the capital or profits interest in us;

•  the non-U.S. holder is not a controlled foreign corporation within the meaning of the Code that is directly or indirectly related to us through stock ownership;

•  the non-U.S. holder is not a bank that acquired the Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•  (i) the non-U.S. holder provides its name and address and certifies, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN (or other applicable form)), or (ii) the non-U.S. holder holds its Notes through certain foreign intermediaries and it satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest on the Notes will be subject to a 30% U.S. federal withholding tax unless the non-U.S. holder provides us, our paying agent or the person who would otherwise be required to withhold tax with a properly executed (i) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding tax under the benefit of an applicable tax treaty or (ii) IRS Form W-8ECI (or other applicable form) stating that interest paid on the Notes is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business.

If a non-U.S. holder is engaged in a U.S. trade or business and interest on the Notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such interest is attributable to a U.S. “permanent establishment” maintained by the non-U.S. holder within the U.S.), the non-U.S. holder will be subject to U.S. federal income tax on such interest on a net income basis (although exempt from the 30% U.S. federal withholding tax provided the certification requirements discussed above are satisfied) in generally the same manner as if it were a U.S. holder, subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, interest will be included in the earnings and profits of such foreign corporation.

Sale, Exchange or Redemption of Notes

Any gain realized by a non-U.S. holder upon the sale, exchange or redemption of the Notes will generally not be subject to U.S. federal income tax or withholding tax unless:

•  such gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder within the U.S.);

•  in the case of an amount which is attributable to interest, the non-U.S. holder does not meet the conditions for exemption from U.S. federal withholding tax, as described above; or

•  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or redemption, and certain other conditions are met.

If a non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale, exchange or redemption of a Note, and certain other requirements are met, such non-U.S. holder will generally be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such realized gain.

If a non-U.S. holder is engaged in a U.S. trade or business and gain on the Notes is effectively connected with the conduct of such U.S. trade or business (and, if an income tax treaty applies, such gain is attributable to a U.S. “permanent establishment” maintained by the non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on such gain on a net income basis generally in the same manner as if it were a U.S. holder subject to any modification provided under an applicable income tax treaty. In addition, if a non-U.S. holder is a foreign corporation, it may be subject to a “branch profits tax” equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a U.S. trade or business. For this purpose, gain will be included in the earnings and profits of such foreign corporation.

If the IRS were to successfully challenge the classification of the Notes as indebtedness, payments on the Notes would likely be treated as guaranteed payments with respect to a partnership interest. In this case, although the law is not clear, non-U.S. holders of the Notes could be treated as engaged in a trade or business within the United States and, if so, would be required to file a U.S. federal income tax return, pay tax on such payments which would be treated as ordinary income and could be subject to withholding.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payments on the Notes and the proceeds from the sale or other disposition of the Notes. In addition, copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to tax authorities of the country in which a non-U.S. holder resides.

A U.S. holder may be subject to U.S. backup withholding tax on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from U.S. backup withholding tax.

A non-U.S. holder will generally not be subject to U.S. backup withholding tax on these payments provided that such non-U.S. holder certifies as to its foreign status or otherwise establishes an exemption and, in addition, the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person as defined in the Code.

U.S. backup withholding tax is not an additional tax. The amount of any U.S. backup withholding tax from a payment will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Holders should consult their tax advisors regarding the application of backup withholding and information reporting.

This discussion is provided for general information only and does not constitute legal advice to any prospective purchaser of the Notes. If you are considering a purchase of the Notes, you should consult your own tax advisors concerning the U.S. federal income tax consequences of purchasing, owning and disposing of the Notes in light of your particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), by plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and by entities whose underlying assets are considered to include “plan assets” (within the meaning of ERISA and any Similar Laws) of such employee benefit plans, plans, accounts and arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties or disqualified persons. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, exclusive benefit, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. In addition, a fiduciary should determine whether the investment will result in the recognition of unrelated business taxable income by such Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which we or the underwriters are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. In addition, the Pension Protection Act of 2006 added a new statutory exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) that would exempt the acquisition and holding of  the Notes by a Plan under certain circumstances.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Governmental plans and certain church plans (as defined under Sections 3(32) and 3(33) of ERISA, respectively) are not subject to the prohibited transaction provisions of ERISA and the Code. Such Plans may, however, be subject to Similar Laws which may affect their investment in the Notes. Any fiduciary of such a governmental or church plan considering an investment in the Notes should determine the need for, and the availability, if necessary, of any exemptive relief under federal, state, local, non U.S. laws or other laws or regulations.

Representation

Accordingly, by acceptance of a Note, each purchaser and subsequent transferee will be deemed to have represented and warranted to us on each day from and including the date of its purchase of such Notes through and including the date of its disposition of such Notes that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. In addition, such discussion assumes that the Notes will constitute indebtedness as opposed to “equity” interests under the U.S. Department of Labor’s plan asset regulations or Similar Law. Although such characterization of the Notes would appear appropriate, we can offer you no assurance that this will be the case. Accordingly, because of the complexity of these rules and the penalties that may be imposed on persons involved in nonexempt prohibited transactions or fiduciary breaches, it is particularly important that any fiduciary or other person considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with its counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Law to such transactions and the consequences under ERISA, the Code or other Similar Law of the acquisition and ownership of the Notes. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holder of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. The sale of the Notes to a Plan is in no respect a representation by us that such an investment meets all relevant legal requirements with respect to investment by Plans generally or any particular Plan, or that such an investment is appropriate for Plan generally or any particular Plan.

* * * *

UNDERWRITING

We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc. and Wachovia Capital Markets, LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions of an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of Notes listed opposite their names below.

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Lehman Brothers Inc.
Wachovia Capital Markets, LLC
Total	$

The underwriting agreement provides that the underwriters’ obligations to purchase Notes in the offering depend on the satisfaction of the conditions contained in the underwriting agreement.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that may be required to be made in respect of these liabilities.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the Notes to the public at the public offering price on the cover page of this prospectus, and may offer the Notes to dealers at that price less a concession not in excess of      % of the principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of      % of the principal amount of the Notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $                     and are payable by us.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any national securities exchange or for quotation of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the Notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the Notes. If the underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing Notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this Notes offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific amount of Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by any underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Other Relationships

Some of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and commissions. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business. Affiliates of some of the underwriters are lenders under our credit facility.

LEGAL MATTERS

Fulbright & Jaworski L.L.P., Houston, Texas, will issue opinions about the validity of the Notes and various legal matters in connection with the offering on our behalf. Baker Botts L.L.P., Houston, Texas, the underwriters’ counsel, will issue opinions about various legal matters in connection with the offering on behalf of the underwriters. Baker Botts L.L.P. has served on several occasions as legal advisor to a committee of independent members of the Board of Directors of Enbridge Energy Company in connection with its sale of assets to us and provides legal services for one or more of our affiliates from time to time on matters unrelated to this offering.

ENBRIDGE ENERGY PARTNERS, L.P.

Class A Common Units
Debt Securities

We may from time to time offer and sell Class A common units and debt securities. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. This prospectus describes the general terms of these securities. The specific terms of any securities and the specific manner in which we will offer them will be included in a supplement to this prospectus relating to that offering.

You should carefully read this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Available Information” section of this prospectus for information on us and for our financial statements. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

The Class A common units are listed on the New York Stock Exchange under the symbol “EEP.”

Investing in our securities involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risk factors beginning on page 4 of this prospectus and in the applicable prospectus supplement before you make an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 17, 2006.

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference. We have not authorized anyone else to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both the prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

As used in this prospectus, “we,” “us,” “our,” and “Enbridge Partners” means Enbridge Energy Partners, L.P. and, where the context requires, includes our operating subsidiaries. In addition, we refer to Enbridge Energy Management, L.L.C., which manages and controls our business and affairs, as “Enbridge Management,” and we refer to Enbridge Energy Company,  Inc., our general partner and an indirect wholly owned subsidiary of Enbridge Inc., as “Enbridge Energy Company.” “Enbridge Inc.” refers to Enbridge Inc. of Canada, which is the indirect owner of our general partner.

AVAILABLE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for information on the public reference room. You can also find our filings on the SEC’s website at http://www.sec.gov and on our website at http://www.enbridgepartners.com. Information contained on our website is not part of this prospectus, unless specifically so designated and filed with the SEC. In addition, our reports and other information about us can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Enbridge Partners, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. Therefore, before you decide to invest in a particular offering under this shelf registration, you should always check for reports we may have filed with the SEC after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the applicable offering under this prospectus and any prospectus supplement is terminated, other than information furnished to the SEC under Item 2.02 or 7.01 of Form 8-K and which is not deemed filed under the Securities Exchange Act of 1934 and is not incorporated in this prospectus:

•       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on February 25, 2005, as amended by our Annual Report on Form 10-K/A, filed with the SEC on April 28, 2005;

•       Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, filed with the SEC on May 5, 2005;

•       Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005, filed with the SEC on August 5, 2005;

•       Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, filed with the SEC on October 28, 2005;

•       Current Reports on Form 8-K filed with the SEC on February 1, 2005, February 8, 2005, February 10, 2005, April 19, 2005, May 3, 2005, May 6, 2005, August 24, 2005, September 21, 2005, November 17, 2005 and December 21, 2005; and

•       The description of the Class A Common Units contained in our Registration Statement on Form 8-A, filed with the SEC on November 14, 1991, as amended by Amendment No. 1 to Form 8-A on Form 8, filed with the SEC on December 9, 1991, Amendment No. 2 on Form 8-A/A, filed with the SEC on May 2, 1997, Amendment No. 3 on Form 8-A/A, filed with the SEC on August 8, 2001, and Amendment No. 4 on Form 8-A/A, filed with the SEC on May 7, 2003.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to:

Investor Relations

Enbridge Energy Partners, L.P.

1100 Louisiana, Suite 3300

Houston, Texas 77002

866-337-4636 or

866-EEP-INFO

713-821-2000

investor@enbridgepartners.com

ENBRIDGE ENERGY PARTNERS, L.P.

We are a publicly traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets and natural gas gathering, treating, processing, transmission and marketing assets in the United States. Our Class A common units are traded on the New York Stock Exchange under the symbol “EEP.” We were formed in 1991 by Enbridge Energy Company to own and operate the Lakehead system, which is the United States portion of a crude oil and liquid petroleum pipeline system extending from western Canada through the upper and lower Great Lakes region of the United States to eastern Canada. A subsidiary of Enbridge Inc. owns the Canadian portion of the system. Enbridge Inc., which is based in Calgary, Alberta, provides energy transportation, distribution and related services in North America and internationally.

For several years, we have been diversifying geographically and operationally through acquisitions of crude oil gathering, transportation and storage assets and of natural gas gathering, treating, processing and transportation systems. In January 2005, we acquired natural gas gathering and processing assets in North Texas, which include approximately 2,200 miles of natural gas gathering pipelines and four processing plants with aggregate processing capacity of 121 million cubic feet per day, or MMcf/d, of natural gas.

Enbridge Management is a Delaware limited liability company that was formed in May 2002. Enbridge Management’s shares, representing limited liability company interests, are traded on the New York Stock Exchange under the symbol “EEQ.” Enbridge Management owns a special class of our limited partner interests, referred to as “i-units.” Enbridge Management’s principal activity is managing and controlling our business and affairs. Under a delegation of control agreement, our general partner delegated substantially all of its power and authority to manage and control our business and affairs to Enbridge Management. Our general partner, through its direct ownership of the voting shares of Enbridge Management, elects all of the directors of Enbridge Management.

Our Class A common units represent limited partner interests in us. We also have limited partner interests that are represented by Class B common units. All of our Class B common units are owned by our general partner. The Class A common units and Class B common units are referred to in this prospectus as “common units.”

Our executive offices are located at 1100 Louisiana, Suite 3300, Houston, Texas 77002 and our telephone number is (713) 821-2000.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Incorporation of Certain Information by Reference,” including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Information Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operation could be adversely affected.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated in this prospectus by reference include forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. They use words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy,” “could,” “should” or “will” or the negative of those terms or other variations of them or by comparable terminology. In particular, statements, expressed or implied, concerning future actions, conditions or events or future operating results or the ability to generate revenue, income or cash flow are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our ability or the ability of our affiliates to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include:

•       demand for, supply of, changes in forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and natural gas liquids or “NGLs” in the markets served by our systems, all of which may be affected by economic activity, capital expenditures by energy producers, weather, alternative energy sources, international events, conservation and technological advances;

•       throughput levels and rates;

•       changes in, or challenges to, our tariff rates;

•       our ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into our existing operations;

•       service interruptions in our liquids or natural gas systems;

•       disruptions, cutbacks or shutdowns on the supply and/or demand side of our businesses, including crude oil, natural gas and natural gas liquids producers, refineries, petrochemical plants, utilities, or other businesses for which we transport crude oil, natural gas or natural gas liquids;

•       changes in laws or regulations to which we are subject;

•       our inability to borrow or otherwise access funds needed for operations, expansions or capital expenditures as a result of existing debt agreements that contain restrictive financial covenants;

•       loss of key personnel;

•       the effects of competition, in particular, by other pipeline systems;

•       hazards and operating risks that may not be covered fully by insurance;

•       the condition of the capital markets in the United States;

•       the political and economic stability of the oil producing nations of the world; and

•       general economic conditions, including rates of inflation and interest rates.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in our Annual Reports on Form 10-K, and any updates to those risk factors included in our Quarterly Reports on Form 10-Q.

DESCRIPTION OF OUR DEBT SECURITIES

We will issue our debt securities under an indenture dated as of May 27, 2003, among us, as issuer, SunTrust Bank, as trustee, and any subsidiary guarantors that may become parties to the indenture. The debt securities will be governed by the provisions of the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. We, the trustee and any subsidiary guarantors may enter into supplements to the indenture from time to time. If we decide to issue subordinated debt securities, we will issue them under a separate indenture containing subordination provisions that we and any subsidiary guarantors will enter into with a trustee.

This description is a summary of the material provisions of the debt securities and the indenture. We urge you to read the copy of the senior indenture and the form of the subordinated indenture filed as exhibits to the registration statement of which this prospectus is a part because those indentures, and not this description, govern your rights as a holder of debt securities. References in this prospectus to an “indenture” refer to the particular indenture under which we issue a series of debt securities.

You can find the definitions of other capitalized terms used in this description under “—Certain Definitions” below.

General

The Debt Securities

Any series of debt securities that we issue:

•       will be our general obligations;

•       will be general obligations of the subsidiary guarantors if they are guaranteed by the subsidiary guarantors; and

•       may be subordinated to our Senior Indebtedness and, if guaranteed, to that of the subsidiary guarantors.

The indenture does not limit the total amount of debt securities that we may issue. We may issue debt securities under the indenture from time to time in separate series, up to the aggregate amount authorized for each such series.

We will prepare a prospectus supplement and either an indenture supplement or a resolution of the board of directors of Enbridge Management and accompanying officers’ certificate relating to any series of debt securities that we offer, which will include specific terms relating to some or all of the following:

•       the form and title of the debt securities of that series;

•       the total principal amount of the debt securities of that series;

•       the date or dates on which the debt securities of that series may be issued;

•       the portion of the principal amount that will be payable if the maturity of the debt securities of that series is accelerated;

•       any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable;

•       the dates on which the principal and premium, if any, of the debt securities of that series will be payable;

•       the interest rate which the debt securities of that series will bear and the interest payment dates for such debt securities;

•       any optional redemption provisions;

•       any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities of that series;

•       whether the debt securities of that series are entitled to the benefits of any potential guarantees by any subsidiary guarantors;

•       whether the debt securities of that series may be issued in amounts other than $1,000 each or multiples thereof;

•       any changes to or additional events of default or covenants in relation to that series;

•       the subordination, if any, of the debt securities of that series and any changes to the subordination provisions of the indenture; and

•       any other terms of the debt securities of that series.

This description of debt securities will be deemed modified, amended or supplemented by any description of any series of debt securities set forth in a prospectus supplement related to that series.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations regarding the applicable series of debt securities, including those relating to:

•       debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•       debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•       debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•       variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments by check mailed to the registered holders of debt securities or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, fully registered securities may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States, subject to the limitations provided in the indenture, without the payment of any service charge, other than any applicable tax or governmental charge.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must look only to us for payment after that time.

Potential Guarantee of Debt Securities by Subsidiaries

At the time of issue, the debt securities will not be guaranteed by any of our Subsidiaries. If so indicated in the applicable prospectus supplement, however, if afterwards our Subsidiaries become guarantors or co-obligors of our Funded Debt, then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the then outstanding debt securities on a senior basis (or, in the case of any subordinated debt securities, on a subordinated basis as described below under “—Subordination”). We refer to any such Subsidiaries as “subsidiary guarantors” and sometimes to such guarantees as “subsidiary guarantees.” Each subsidiary guarantor will execute a supplement to the indenture and a notation of guarantee as further evidence of its guarantee.

The obligations of each subsidiary guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the subsidiary guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•       all other contingent and fixed liabilities of the subsidiary guarantor; and

•       any collections from or payments made by or on behalf of any other subsidiary guarantors in respect of the obligations of the subsidiary guarantor under its guarantee.

Addition and Release of Subsidiary Guarantors

The guarantee of any subsidiary guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described below under “—Defeasance and Discharge,” then any Subsidiary Guarantee will be released with respect to that series. Further, if no default has occurred and is continuing under the indenture, a subsidiary guarantor will be unconditionally released and discharged from its guarantee:

•       automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the subsidiary guarantor;

•       automatically upon the merger of the subsidiary guarantor into us or any other subsidiary guarantor or the liquidation and dissolution of the subsidiary guarantor; or

•       following delivery of a written notice by us to the trustee, upon the release of all guarantees by the subsidiary guarantor of any Funded Debt of ours, except for any series of debt securities.

If at any time following any release of a subsidiary guarantor from its initial guarantee of any series of debt securities pursuant to the third bullet point in the preceding paragraph, the subsidiary guarantor again guarantees any of our Funded Debt (other than our obligations under the indenture), then we will cause the subsidiary guarantor to again guarantee the debt securities in accordance with the indenture.

If a series of debt securities is guaranteed by the subsidiary guarantors and is designated as subordinate to our Senior Indebtedness, then the guarantees by the subsidiary guarantors will be subordinated to the Senior Indebtedness of the subsidiary guarantors to substantially the same extent as the series is subordinated to our Senior Indebtedness. See “—Subordination.”

Covenants

The indenture contains the following two covenants for the benefit of the holders of all series of debt securities:

Merger, Amalgamation, Consolidation and Sale of Assets

We will not merge, amalgamate or consolidate with or into any other Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any Person, whether in a single transaction or series of related transactions, except in accordance with the provisions of our partnership agreement, and unless:

•       we are the surviving Person in the case of a merger, or the surviving or transferee entity if other than us:

—              is a partnership, limited liability company or corporation organized under the laws of the United States, a state thereof or the District of Columbia; and

—              expressly assumes by supplemental indenture satisfactory to the trustee all of our obligations under the indenture and the debt securities;

•       immediately after giving effect to the transaction or series of transactions, no default or event of default has occurred or is continuing;

•       if we are not the surviving entity, then each subsidiary guarantor, unless it is the Person with which we have consummated a transaction under this provision, has confirmed that its guarantee of the debt securities will continue to apply to the obligations under the debt securities and the indenture; and

•       we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that the merger, amalgamation, consolidation, sale, conveyance, transfer, lease or other disposition,  and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above and any other applicable provisions of the indenture.

Thereafter, if we are not the surviving Person, the surviving or transferee Person will be substituted for us under the indenture. If we sell or otherwise dispose of (except by lease) all or substantially all of our assets and the above stated requirements are satisfied, we will be released from all our liabilities and obligations under the indenture and the debt securities. If we lease all or substantially all of our assets, we will not be so released from our obligations under the indenture and the debt securities.

Reports

So long as any debt securities are outstanding, we will:

•       for as long as we are required to file information with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), file with the trustee, within 15 days after we are required to file with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to the Exchange Act; and

•       if we are not required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after we would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both comparable to what we would have been required to file with the SEC had we been subject to the reporting requirements of the Exchange Act.

Other Covenants

The indenture for the senior debt securities contains the two additional covenants described below under “—Provisions Applicable Solely to Senior Debt Securities.”

A series of debt securities may contain additional financial and other covenants applicable to us and our subsidiaries. The applicable prospectus supplement will contain a description of any such covenants that are added to the indenture specifically for the benefit of holders of a particular series.

Events of Default, Remedies and Notice

Events of Default

Each of the following events will be an “event of default” under the indenture with respect to a series of debt securities:

•       default in any payment of interest on any debt securities of that series when due that continues for 30 days, whether or not the payment is prohibited by any subordination provisions applicable to that series;

•       default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon redemption, upon required repurchase or otherwise, whether or not the payment is prohibited by any subordination provisions applicable to that series;

•       default in the payment of any sinking fund payment on any debt securities of that series when due;

•       failure by us or, if that series of debt securities is guaranteed by a subsidiary guarantor, by such subsidiary guarantor, to comply for 60 days after notice with the other covenants or agreements contained in the indenture, any supplement to the indenture or any board resolution authorizing the issuance of that series;

•       certain events of bankruptcy, insolvency or reorganization of us or, if that series of debt securities is guaranteed by a subsidiary guarantor, of such subsidiary guarantor; or

•       if that series of debt securities is guaranteed by a subsidiary guarantor:

—              the guarantee by such subsidiary guarantor ceases to be in full force and effect, except as otherwise provided in the indenture;

—              the guarantee by such subsidiary guarantor is declared null and void in a judicial proceeding; or

—              such subsidiary guarantor denies or disaffirms its obligations under the indenture or its guarantee.

Exercise of Remedies

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities that may be outstanding under the indenture. If an event of default occurs with respect to a series of debt securities, other than an event of default described in the fifth bullet point above, and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the entire principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. If an event of default described in the fifth bullet point above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all outstanding debt securities of all series will become immediately due and payable without any declaration of acceleration or other act on the part of the trustee or any holders.

A default under the fourth bullet point above will not constitute an event of default with respect to a series of debt securities until the trustee or the holders of 25% in principal amount of the outstanding debt securities of that series notify us and, if that series of debt securities is guaranteed by a subsidiary guarantor, such subsidiary guarantor, of the default and such default is not cured within 60 days after receipt of notice.

The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any declaration of acceleration by the trustee or the holders with respect to the debt securities of that series, but only if:

•       rescinding the declaration of acceleration would not conflict with any judgment or decree of a court of competent jurisdiction; and

•       all existing events of default with respect to that series have been cured or waived, other than the nonpayment of principal, premium or interest on the debt securities of that series that have become due solely by the declaration of acceleration.

The trustee will be under no obligation, except as otherwise provided in the indenture, to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any costs, liability or expense that may be incurred in exercising such rights or powers. No holder of debt securities of any series may pursue any remedy with respect to the indenture or the debt securities of that series, unless:

•       such holder has previously given the trustee notice that an event of default with respect to that series is continuing;

•       holders of at least 25% in principal amount of the outstanding debt securities of that series have requested that the trustee pursue the remedy;

•       such holders have offered the trustee reasonable indemnity or security against any cost, liability or expense to be incurred in pursuit of the remedy;

•       the trustee has not complied with such request within 60 days after the receipt of the request and the offer of indemnity or security; and

•       the holders of a majority in principal amount of the outstanding debt securities of that series have not given the trustee a direction that is inconsistent with such request within such 60-day period.

This provision does not, however, affect the right of a holder to sue for enforcement of any overdue payment respecting its own debt securities.

The holders of a majority in principal amount of the outstanding debt securities of each series have the right, subject to certain restrictions, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any right or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any direction that:

•       conflicts with law;

•       is inconsistent with any provision of the indenture;

•       the trustee determines is unduly prejudicial to the rights of any other holder; or

•       would involve the trustee in personal liability.

Notice of Default

Within 30 days after the occurrence of any default or event of default, we are required to give written notice to the trustee and indicate the status of the default or event of default and what action we are taking or propose to take to cure it. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a compliance certificate indicating that we and any subsidiary guarantor have complied with all covenants contained in the indenture or whether any default or event of default has occurred during the previous year.

If a default occurs with respect to the debt securities of a particular series and is continuing and is known to the trustee, the trustee must mail to each holder of debt securities of that series a notice of the default within 90 days after the default occurs. Except in the case of a default in the payment of principal, premium, if any, or interest with respect to the debt securities of any series, the trustee may withhold such notice, but only if and so long as the board of directors, the executive committee or a committee of directors or responsible officers of the trustee in good faith determines that withholding such notice is in the interests of the holders of debt securities of that series.

Amendments and Waivers

We may amend the indenture without the consent of any holder of debt securities of any series to:

•       cure any ambiguity, defect or inconsistency;

•       make any change in respect of any other series of debt securities issued under the indenture that is not applicable to such series;

•       provide for the assumption by a successor of our obligations under the indenture;

•       provide for the addition of any Subsidiary of ours as a subsidiary guarantor, or to reflect the release of any subsidiary guarantor, in either case as provided in the indenture;

•       in the case of any subordinated debt securities, limit or terminate the benefits available to any holder of Senior Indebtedness under the subordination provisions of the indenture;

•       secure any debt securities or Subsidiary Guarantee;

•       add covenants for the protection of the holders or surrender any right or power conferred upon us or any subsidiary guarantor;

•       make any change that does not adversely affect the rights of any holder;

•       add or appoint a successor or separate trustee;

•       comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

•       establish the form or terms of debt securities of any series to be issued under the indenture.

In addition, we may amend the indenture if the holders of a majority in principal amount of all affected debt securities of each series then outstanding under the indenture consent to it. We may not, however, without the consent of each holder of any affected debt securities amend the indenture to:

•       reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;

•       reduce the rate of or extend the time for payment of interest on any debt securities;

•       reduce the principal of or extend the stated maturity of any debt securities;

•       reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may or shall be redeemed;

•       make any debt securities payable in currency other than U.S. dollars;

•       impair the right of any holder to receive payment of premium, if any, principal or interest with respect to such holder’s debt securities on or after the applicable due date;

•       impair the right of any holder to institute suit for the enforcement of any payment with respect to such holder’s debt securities;

•       in the case of any subordinated debt securities, make any change to the subordination provisions of the indenture that adversely affects the rights of any holder under such provisions;

•       release any security that has been granted in respect of the debt securities, other than in accordance with the indenture;

•       make any change in the amendment provisions which require each holder’s consent;

•       make any change in the waiver provisions; or

•       release a subsidiary guarantor other than in accordance with the indenture or modify such subsidiary guarantor’s guarantee in any manner adverse to the holders.

No amendment may be made to the indenture for the subordinated debt securities that adversely affects the rights of the holders of Senior Indebtedness under the subordination provisions of that indenture without their consent.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to all holders of debt securities of an affected series a notice briefly describing the amendment. The failure to give, or any defect in, such notice, however, will not impair or affect the validity of the amendment.

The holders of a majority in principal amount of the outstanding debt securities of each affected series may waive our compliance with certain covenants on behalf of all holders of debt securities of such series, including, in the case of senior debt securities, those described under “—Provisions Applicable Solely to Senior Debt Securities—Limitations on Liens” and “—Provisions Applicable Solely to Senior Debt Securities—Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding debt securities of each affected series may, on behalf of all holders of debt securities of that series, waive any past default or event of default with respect to that series, except one in respect of:

•       the payment of principal of, premium, if any, or interest on any debt securities of that series; or

•       a provision of the indenture that cannot be amended without the consent of the holder of each outstanding debt security affected.

Defeasance and Discharge

At any time, we may terminate all our obligations under the indenture as they relate to a particular series of debt securities, which we call a “legal defeasance.” If we decide to make a legal defeasance, however, we may not terminate some of our obligations under the indenture, including our obligations:

•       relating to the defeasance trust, including the rights of holders to receive payments from the trust;

•       to register the transfer or exchange of the debt securities of that series;

•       to replace mutilated, destroyed, lost or stolen debt securities of that series; or

•       to maintain a registrar and paying agent in respect of the debt securities of that series.

At any time we may also effect a “covenant defeasance,” which means we have elected to terminate our obligations under or the operation of:

•       some of the covenants applicable to a series of debt securities, including any covenant that is added specifically for such series and is described in a prospectus supplement;

•       the bankruptcy provisions with respect to a subsidiary guarantor; and

•       the guarantee provision described under “—Events of Default, Remedies and Notice—Events of Default” above with respect to the series of debt securities, if applicable, and any event of default that is added specifically for such series and described in a prospectus supplement.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an event of default with respect to that series. If we exercise our covenant defeasance option, payment of the defeased series of debt securities may not be accelerated because of an event of default specified in the fifth (with respect only to a subsidiary guarantor (if any)) or sixth bullet point under “—Events of Default” above or an event of default that is added specifically for such series and described in a prospectus supplement. If we exercise either our legal defeasance option or our covenant defeasance option, any Subsidiary Guarantee will terminate with respect to the defeased series of debt securities and any security that may have been granted with respect to that series will be released.

In order to exercise either defeasance option, we must:

•       irrevocably deposit in trust with the trustee money or U.S. government obligations for the payment of principal, premium, if any, and interest on that series of debt securities to redemption or stated maturity, as the case may be;

•       comply with several other conditions, including that no default with respect to that series has occurred and is continuing after the deposit in trust; and

•       deliver to the trustee an opinion of counsel to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the defeased series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities through maturity.

Although the amount of money and U.S. government obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an event of default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable for such payments, however.

In addition, we may discharge all our obligations under the indenture with respect to debt securities of a particular series, other than our obligation to register the transfer of and exchange such debt securities, provided that we either:

•       deliver all outstanding debt securities of such series to the trustee for cancellation; or

•       all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

No Personal Liability of General Partner or Enbridge Management

None of Enbridge Energy Company, Enbridge Management, or their respective directors, officers, employees, incorporators, members and stockholders, as such, will be liable for:

•       any of our obligations or the obligations of any subsidiary guarantor under the debt securities, the indenture or any Subsidiary Guarantee; or

•       any claim based on, in respect of, or by reason of, such obligations or their creation.

The preceding paragraph does not change any obligation of our general partner to restore any negative balance in its capital account (maintained by us pursuant to our partnership agreement) upon liquidation of its interest in us.

By accepting a debt security, each holder will be deemed to have waived and released all liability described in the first paragraph of this subsection. This waiver and release are part of the consideration for our issuance of the debt securities. This waiver may not be effective, however, to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Subordination

Debt securities of a series (and any subsidiary guarantees of that series) may be subordinated to “Senior Indebtedness,” which we define generally to include any Debt created or assumed by us (or, if the series is guaranteed, by the subsidiary guarantors), whether outstanding or hereafter issued, unless, by the terms of the instrument creating or evidencing such Debt, it is provided that such Debt is not superior in right of payment to the debt securities (or, if the series is guaranteed, to the subsidiary guarantees), or to other Debt that is pari passu with or subordinated to the debt securities (or, if the series is guaranteed, to the subsidiary guarantees). Subordinated debt securities of any series (and, if the series is guaranteed, the subsidiary guarantees) will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and the prospectus supplement relating to such series, to the prior payment of all of our Debt or other indebtedness and that of any subsidiary guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of ours or, if applicable, a subsidiary guarantor, will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities, or any payment in respect of any Subsidiary Guarantee, in the case of any payment or distribution of our assets or, if applicable to any series of outstanding debt securities, the subsidiary guarantors’ assets, to creditors:

•       upon a liquidation or dissolution of us or, if applicable to any series of outstanding debt securities, the subsidiary guarantors; or

•       in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to us or, if applicable to any series of outstanding debt securities, to the subsidiary guarantors.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that the holders of subordinated debt securities may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities or any Subsidiary Guarantee.

If we do not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, we may not:

•       make any payments of principal, premium, if any, or interest with respect to subordinated debt securities or any Subsidiary Guarantee;

•       make any deposit for the purpose of defeasance of the subordinated debt securities; or

•       repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the trustee in satisfaction of our sinking fund obligation, unless, in any case,

•       the default has been cured or waived and any declaration of acceleration has been rescinded;

•       the Senior Indebtedness has been paid in full in cash; or

•       we and the trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•       any specified issue of Senior Indebtedness of at least $100 million; and

•       any other Senior Indebtedness that we may designate in respect of any series of subordinated debt securities.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Designated Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, we may not pay the subordinated debt securities, and no subsidiary guarantor may pay any Subsidiary Guarantee, for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and will end 179 days thereafter.

The Payment Blockage Period may be terminated before its expiration:

•       by written notice from the Person or Persons who gave the Blockage Notice;

•       by repayment in full in cash of the Designated Senior Indebtedness with respect to which the Blockage Notice was given; or

•       if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of the Designated Senior Indebtedness have accelerated the maturity of the Designated Senior Indebtedness, payments may resume on the subordinated debt securities and any Subsidiary Guarantee after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

If we exercise either our legal defeasance option or our covenant defeasance option with respect to any series of subordinated debt securities, then the subordination provisions described above will not apply to any money or U.S. government obligations deposited in trust with the trustee.

As a result of the subordination provisions described above, in the event of insolvency, the holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book Entry, Delivery and Form

We may issue debt securities of a series in the form of one or more global certificates deposited with a depositary. We expect that The Depository Trust Company, New York, New York, or “DTC,” will act as depositary. If we issue debt securities of a series in book-entry form, we will issue one or more global certificates that will be registered in the name of DTC’s nominee and deposited with or on behalf of DTC, and we will not issue physical certificates to any holder. A global security may not be transferred unless it is exchanged in whole or in part for a certificated security, except that DTC, its nominees and their successors may transfer a global security as a whole to one another.

DTC will keep a computerized record of its participants, such as a broker, whose clients have purchased the debt securities. The participants will then keep records of their clients who purchased the debt securities.

Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global securities will be made only through, records maintained by DTC and its participants.

DTC advises us that it is:

•       a limited-purpose trust company organized under the New York Banking Law;

•       a “banking organization” within the meaning of the New York Banking Law;

•       a member of the United States Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered under the provisions of Section 17A of the Exchange Act.

DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

DTC holds securities that its participants deposit with DTC. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants’ accounts. This eliminates the need to exchange certificates.

Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

We will wire principal, premium, if any, and interest payments due on the global securities to DTC’s nominee. We, any subsidiary guarantor, the trustee and any paying agent will treat DTC’s nominee as the owner of the global securities for all purposes. Accordingly, we, any subsidiary guarantor, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

It is DTC’s current practice, upon receipt of any payment of principal, premium, if any, or interest, to credit its participants’ accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to its participants, whose accounts are credited with debt securities on a record date, by using an omnibus proxy.

Payments by participants in DTC to owners of beneficial interests in the global securities, as well as voting by participants, will be governed by the customary practices between the participants and the owners of beneficial interests, as is the case with securities held for the account of customers registered in “street name.”

Payments to holders of beneficial interests are the responsibility of the participants and not of DTC, the trustee, any subsidiary guarantor or us.

Beneficial interests in global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•       DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and in any case a successor depositary is not appointed by us within 90 days; or

•       we determine not to require all of the debt securities of a series to be represented by a global security and notify the trustee of our decision.

The Trustee

SunTrust Bank acts as trustee under the indenture for the senior debt securities. The prospectus supplement relating to any subordinated debt securities will identify the trustee under the indenture for the subordinated debt securities.

The indenture limits the right of the trustee, if it becomes our creditor, to obtain payment of claims in some cases, or to realize for its own account on property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in some other transactions. However, if it acquires any conflicting interest after a default has occurred under the indenture and is continuing, it must eliminate the conflict or resign as trustee.

If an event of default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they have offered to the trustee reasonable security and indemnity against the costs and liabilities that it may incur.

The trustee may be a depositary for funds of, may make loans to and may perform other routine banking services for us and our affiliates in the normal course of business.

Governing Law

The indenture, any subsidiary guarantees and the debt securities will be governed by New York law.

Provisions Applicable Solely to Senior Debt Securities

The indenture for the senior debt securities contains the two covenants described in this subsection of the prospectus.

Limitations on Liens

We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned or leased on the date of the indenture or thereafter acquired, to secure any Debt of ours or any other Person (other than the senior debt securities issued under the indenture), without in any such case making effective provision whereby all of the outstanding senior debt securities are secured equally and ratably with, or prior to, such Debt so long as such Debt is so secured. There is excluded from this restriction:

•       any Lien on any property or assets owned by us or any Restricted Subsidiary in existence on the date of the indenture, May 27, 2003 or created pursuant to an “after-acquired property” clause or similar term in existence on such date in any mortgage, pledge agreement, security agreement or other similar instrument applicable to us or any Restricted Subsidiary in existence on such date;

•       any Lien on any property or assets created at the time of acquisition of such property or assets by us or any Restricted Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or Debt incurred to finance such purchase price, whether such Debt was incurred prior to, at the time of or within one year of such acquisition;

•       any Lien on any property or assets existing thereon at the time of the acquisition thereof by us or any Restricted Subsidiary (whether or not the obligations secured thereby are assumed by us or any Restricted Subsidiary), provided that such Lien only encumbers the property or assets so acquired;

•       any Lien on any property or assets of a Person existing thereon at the time such Person becomes a Restricted Subsidiary by acquisition, merger or otherwise, provided that such Lien is not incurred in anticipation of such Person becoming a Restricted Subsidiary;

•       any Lien on any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

•       any Lien in favor of us or any Restricted Subsidiary;

•       any Lien created or assumed by us or any Restricted Subsidiary in connection with the issuance of Debt the interest on which is excludable from gross income of the holder of such Debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any Subsidiary;

•       Permitted Liens;

•       any Lien securing Hedging Obligations of us or a Restricted Subsidiary up to an aggregate net amount at any time outstanding equal to the sum of $25.0 million plus 1% of Consolidated Net Tangible Assets;

•       any Lien on any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other  similar instrument, creating a Lien upon such property or assets permitted by the first nine bullet points, inclusive, above; or

•       any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancings, refundings or replacements) of any Lien, in whole or in part, that is referred to in the first ten bullet points, inclusive, above, or of any Debt secured thereby;  provided, however, that the principal amount of Debt secured thereby shall not exceed the greater of (A) the principal amount of Debt so secured at the time of such extension, renewal, refinancing, refunding or replacement (plus the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement) and (B) the maximum committed principal amount of Debt so secured at such time; provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property or assets (including improvements, alterations and repairs on such property or assets) subject to the Lien so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property or assets).

Notwithstanding the preceding, under the indenture, we may, and may permit any Restricted Subsidiary to, create, assume, incur or suffer to exist any Lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure our Debt or the Debt of any other Person (other than the senior debt securities) that is not excepted by bullet points one through eleven, inclusive, above without securing the senior debt securities, provided that the aggregate principal amount of all Debt then outstanding secured by such Lien and all other Liens not excepted by bullet points one through eleven, inclusive, above (but subject to the inclusion specified in the proviso following the two bullet points below), together with all net sale proceeds from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by bullet points one through four, inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed at any one time the greater of:

•       the amount of Debt then outstanding under the First Mortgage Notes plus 2% of Consolidated Net Tangible Assets; and

•       10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the First Mortgage Notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the previous paragraph.

Restriction on Sale-Leasebacks

We will not, and will not permit any Restricted Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

•       such Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later;

•       the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

•       we or such Restricted Subsidiary would be entitled under the limitations on liens covenant described above to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the senior debt securities; or

•       we or such Restricted Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (A) the prepayment, repayment, redemption or retirement of any unsubordinated Funded Debt of ours or any Funded Debt of a Subsidiary of ours, or (B) investment in another Principal Property.

Notwithstanding the preceding, we may, and may permit any Restricted Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by bullet points one through four, inclusive, of the above paragraph, provided that the net sale proceeds from such Sale-Leaseback Transaction, together with the aggregate principal amount of then outstanding Debt (other than the senior debt securities) secured by Liens upon Principal Properties not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitations on liens covenant described above (but subject to the inclusion specified on the proviso following the two bullet points below), do not exceed at any one time the greater of:

•       the amount of Debt then outstanding under the First Mortgage Notes plus 2% of Consolidated Net Tangible Assets; and

•       10% of Consolidated Net Tangible Assets;

provided that, for purposes of both of the determinations above, the amount of any Debt then outstanding that is secured by one or more Liens under the mortgage securing the First Mortgage Notes shall be considered as Debt incurred pursuant to a Lien that is not excepted by bullet points one through eleven, inclusive, of the first paragraph of the limitation on liens covenant described above.

Certain Definitions

As used in this description:

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets after deducting therefrom

•       all current liabilities (excluding (A) any current liabilities that by their terms are extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and

•       the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets,

all as set forth on the consolidated balance sheet of us and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time.

“Debt” means any obligation created or assumed by any Person for the repayment of money borrowed, any purchase money obligation created or assumed by such Person and any guarantee of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“First Mortgage Notes” means the 9.15% First Mortgage Notes due 2011 of Enbridge Energy, Limited Partnership, a Delaware limited partnership.

“Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Hedging Obligations” means, with respect to any Person, the net obligations (not the notional amount) of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or hydrocarbon hedge contracts or hydrocarbon forward sale contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates or commodity prices.

“Lien” means, as to any Person, any mortgage, lien, pledge, security interest or other encumbrance in or on, or adverse interest or title of any vendor, lessor, lender or other secured party to or of the Person under conditional sale or other title retention agreement or capital lease with respect to, any property or asset of the Person.

“Permitted Liens” means

•       Liens upon rights-of-way for pipeline purposes;

•       any statutory or governmental Lien, mechanics’, materialmen’s, carriers’ or similar Lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined Lien which is incidental to construction;

•       the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property or assets;

•       Liens of taxes and assessments which are (A) for the then current year, (B) not at the time delinquent, or (C) delinquent but the validity of which is being contested at the time by us or any Restricted Subsidiary in good faith;

•       Liens arising under, or to secure performance of, leases, other than capital leases;

•       any Lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings;

•       any Lien upon property or assets acquired or sold by us or any Restricted Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

•       any Lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

•       any Lien upon any property or assets in accordance with customary banking practice to secure any Debt incurred by us or any Restricted Subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries;

•       any Lien in favor of the United States of America or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance or other payments pursuant to any contract or statute, or any Lien securing industrial development, pollution control or similar revenue bonds; or

•       any easements, exceptions or reservations in any property or assets of us or any Restricted Subsidiary granted or reserved for the purpose of pipelines, roads, the removal of oil, gas, coal or other minerals, and other like purposes, or for the joint or common use of real property, facilities and equipment, which are incidental to, and do not materially interfere with, the ordinary conduct of our or its business or our business and the business of our Subsidiaries, taken as a whole.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization or government, or any agency or political subdivision thereof.

“Principal Property” means

•       any pipeline or terminal property or asset owned or leased by us or any Subsidiary, including any related property or asset employed in the transportation (including vehicles that generate transportation revenues), distribution, terminalling, gathering, treating, processing, marketing or storage of crude oil or refined petroleum products, natural gas, natural gas liquids, fuel additives or petrochemicals, which property or assets are located in the United States or Canada and

•       any processing or manufacturing plant or terminal owned or leased by us or any Subsidiary that is located within the United States or Canada, except, in the case of either preceding bullet point,

•       any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues as provided above), and

•       any such property or asset, plant or terminal which, in the opinion of the board of directors of Enbridge Management, is not material in relation to the activities of us and our Subsidiaries, taken as a whole.

“Restricted Subsidiary” means any of our Subsidiaries owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Sale-Leaseback Transaction” means the sale or transfer by us or any Restricted Subsidiary of any Principal Property to a Person (other than us or a Restricted Subsidiary) and the taking back by us or any Restricted Subsidiary, as the case may be, of a lease of such Principal Property.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute.

“Subsidiary” means, with respect to any Person,

•       any other Person of which more than 50% of the total voting power of capital interests (without regard to any contingency to vote in the election of directors, managers, trustees, or equivalent persons), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person;

•       in the case of a partnership, any Person of which more than 50% of the partners’ capital interests (considering all partners’ capital interests as a single class), at the time of such determination, is owned or controlled, directly or indirectly, by such Person or one or more of the Subsidiaries of such Person; or

•       any other Person in which such Person or one or more of the Subsidiaries of such Person have the power to control, by contract or otherwise, the board of directors, managers, trustees or equivalent governing body of, or otherwise control, such other Person.

DESCRIPTION OF OUR CLASS A COMMON UNITS

General

Generally, our Class A common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, see “Cash Distribution Policy” in this prospectus.

Class A common units may be held in “street name” or by any other nominee holder. We are entitled to treat the nominee holder of a Class A common unit as the absolute owner thereof, and the beneficial owner’s rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

Our Class A common units are listed on the New York Stock Exchange under the symbol “EEP.”

Number of Class A Common Units

As of December 31, 2005, we had 49,938,834 Class A common units outstanding. Our partnership agreement does not limit the number of common units we may issue.

Transfer Agent and Registrar

Duties

Mellon Investor Services LLC is the registrar and transfer agent for the Class A common units and receives fees from us for serving in such capacities. All fees charged by the transfer agent for transfers of Class A common units will be borne by us and not by our unitholders, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes or other governmental charges, special charges for services requested by a Class A common unitholder and other similar fees or charges will be borne by the affected Class A common unitholder. There will be no charge to Class A common unitholders for disbursements of our cash distributions. We have agreed to indemnify the transfer agent against certain liabilities.

Resignation or Removal

The transfer agent may at any time resign, by notice to us, or be removed by us, such resignation or removal to become effective upon the appointment by our general partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, our general partner is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Class A Common Units

Until a Class A common unit has been transferred on our books, we and the transfer agent may treat the record holder thereof as the absolute owner for all purposes, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Class A common unit, except as otherwise required by law. Any transfer of a Class A common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application.

By executing and delivering a transfer application, the transferee of Class A common units:

•       becomes the record holder of such Class A common units and is an assignee until admitted as a substituted limited partner;

•       automatically requests admission as a substituted limited partner;

•       agrees to be bound by the terms and conditions of and executes our partnership agreement;

•       represents that such transferee has capacity and authority to enter into our partnership agreement;

•       grants powers of attorney to our general partner and any liquidator of us as specified in the transfer application; and

•       makes the consents and waivers contained in our partnership agreement.

An assignee has the right to receive distributions in respect of Class A common units, but is not a limited partner. An assignee will become a limited partner in respect of the transferred Class A common units upon the consent of our general partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our general partner. Class A common units are securities and are transferable according to the laws governing transfer of securities.

In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a transfer application the right to request admission as a substituted limited partner in respect of the transferred Class A common units. A purchaser or transferee of Class A common units who does not execute and deliver a transfer application obtains only (1) the right to assign the Class A common units to a purchaser or other transferee and (2) the right to transfer the right to seek admission as a substituted limited partner with respect to the transferred Class A common units. Thus, a purchaser or transferee of Class A common units who does not execute and deliver a transfer application will not receive cash distributions unless the Class A common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Class A common units, and may not receive certain federal income tax information or reports furnished to unitholders of record. The transferor of Class A common units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Class A common units, but a transferee agrees, by acceptance of the certificate representing Class A common units, that the transferor will not have a duty to see to the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the transfer application.

Summary of Partnership Agreement

A summary of the important provisions of our partnership agreement is included in reports filed with the SEC, which are incorporated by reference into the registration statement of which this prospectus is a part.

CASH DISTRIBUTION POLICY

Requirement to Distribute Available Cash

Our partnership agreement provides that we will distribute all of our available cash to our partners on a quarterly basis. Distributions for a quarter are made within 45 days after the end of the quarter.

Definition of Available Cash

Available cash generally means, for any calendar quarter, all cash we receive from all sources, plus net reductions to cash reserves, less all of our cash disbursements and net additions to cash reserves.

Establishment of Reserves

Decisions regarding amounts to be placed in or released from reserves have a direct impact on the amount of available cash for distribution. This is because increases and decreases in reserves are taken into account in computing available cash. Each quarter we may, in our reasonable discretion, determine the amounts to be placed in or released from reserves, subject to restrictions on the purposes of the reserves and to the approval of Enbridge Energy Company.

Cash Distributions and Additional i-Units

Typically, the general partner and owners of common units will receive distributions in cash. Instead of receiving cash distributions, the number of i-units owned by Enbridge Management and the percentage of total units in us owned by Enbridge Management will increase automatically under the provisions of the our partnership agreement. The cash equivalent amount of the additional i-units that Enbridge Management will own following a distribution of cash to the general partner and owners of common units will be treated as if it actually had been distributed for purposes of determining the distributions to the general partner. We will not distribute the cash related to the i-units but will instead retain that cash and use the cash in our business. We will also retain and reinvest in our business a portion of the cash that would otherwise be distributed to the general partner.

Two Different Types of Distributions

The distributions of available cash we make are characterized either as distributions of cash from operations or as distributions of cash from interim capital transactions. This distinction affects common unit distributions and the number of additional i-units Enbridge Management will own relative to the distributions to the general partner.

Cash from Operations

Cash from operations, which is determined on a cumulative basis, generally means:

•       the $54 million cash balance that we had on the closing date of our initial public offering in 1991; plus

•       all cash receipts from operations; less

•       all cash operating expenditures, including maintenance capital expenditures; less

•       all cash debt service payments, except for certain payments of premium and principal in connection with sales or other dispositions of assets or refinancing or refunding of indebtedness; less

•       the amount of cash reserves that Enbridge Management deems necessary or appropriate to provide funds for the expenditures and payments described above and distributions to partners over the next four calendar quarters.

Cash from Interim Capital Transactions

Cash from interim capital transactions is generated by:

•       borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business);

•       sales of units or other equity interests for cash; and

•       sales or other dispositions of any assets for cash (other than inventory, accounts receivable and other current assets and assets disposed of in the ordinary course of business).

Rule for Characterizing Distributions

To avoid the difficulty of trying to determine whether available cash we distribute is cash from operations or cash from interim capital transactions, all available cash we distribute from any source will be treated as distributions of cash from operations until the sum of all available cash distributed equals the cumulative amount of cash from operations actually generated from December 27, 1991 (the date we commenced operations) through the end of the calendar quarter prior to that distribution. Any distribution of available cash which, when added to the sum of all prior distributions, is in excess of the cumulative amount of cash from operations, will be considered a distribution of cash from interim capital transactions. For purposes of calculating the sum of all distributions of available cash, the amount of cash that we retain in respect of the i-units and the general partner’s partnership interest will be treated as distributions of available cash. We will retain that cash and use the cash in our business.

General Procedures for Quarterly Distributions

The following illustrates the implementation of the provisions described above. For each quarter, Enbridge Management will use the following procedures to determine the amount of cash that we will distribute to the holders of common units and the general partner and the number of additional i-units that Enbridge Management will own:

•       first, Enbridge Management will determine the amount of available cash for the quarter;

•       second, Enbridge Management will determine whether the available cash to be distributed will be characterized as cash from operations or cash from interim capital transactions;

•       third, Enbridge Management will calculate the amount of this available cash that will be distributed to our partners and the amount that will be retained by us for use in our business. If the available cash is characterized as cash from operations, Enbridge Management will cause us to distribute and retain the available cash as described below under “Distributions of Cash from Operations.” If the available cash is characterized as cash from interim capital transactions, Enbridge Management will cause us to distribute and retain the available cash as described below under “Distributions of Cash from Interim Capital Transactions.” As a result of this process, Enbridge Management will determine the amounts of cash to be distributed to the general partner and owners of common units and the amount of cash to be retained by us for use in our business. Enbridge Management will also determine the total cash equivalent amount that will be used to calculate the number of additional i-units it will own following the distribution of cash to the general partner and owners of common units (as described in “fifth” below) and the number of additional shares Enbridge Management will distribute to its shareholders;

•       fourth, Enbridge Management will divide the total cash equivalent amount by the average market price per share, as determined for the 10-trading day period ending on the trading day immediately prior to the ex-dividend date for its shares, to determine the number of additional i-units Enbridge

Management will own following the distribution of cash to the general partner and owners of common units described in “fifth” below; and

•       fifth, Enbridge Management will cause us to make the cash distributions to the general partner and owners of common units and the number of i-units Enbridge Management owns will increase under the provisions of the our partnership agreement with the result that the number of i-units owned by Enbridge Management will equal the number of its shares and voting shares that are outstanding following the distribution of additional shares by Enbridge Management to its subsidiaries.

The discussion below indicates the percentages of distributions of available cash required to be made to our limited partners and general partner. Except as otherwise noted in the discussion below, all distributions to the general partner and owners of common units will be made in cash. Except in liquidation, i-units will not be entitled to receive cash distributions. Instead of receiving cash distributions, the number of i-units owned by Enbridge Management will increase automatically under the terms of our partnership agreement as described above. The cash equivalent amount of the additional i-units that Enbridge Management will own following a distribution of cash to the general partner and owners of common units will be treated as if it had actually been distributed for purposes of determining the distributions to be made to the general partner. We will not distribute the cash related to the i-units but instead will retain that cash and use the cash in our business. We will also retain and reinvest in our business a portion of the cash that would otherwise be distributed to the general partner.

Distributions of Cash from Operations

Subject to certain adjustments, we will distribute or retain cash from operations for each quarter as follows:

•       first, 98% in respect of the common units and i-units, pro rata, and 2% in respect of the general partner’s partnership interest until the owners of common units have received a total of $0.59 per common unit in cash and we have retained a total of $0.59 per i-unit in cash for that quarter;

•       second, 85% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 15% in respect of the general partner’s partnership interest until the owners of common units have received a total of $0.70 per common unit in cash and we have retained a total of $0.70 per i-unit in cash for that quarter;

•       third, 75% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 25% in respect of the general partner’s partnership interest until the owners of common units have received a total of $0.99 per common unit in cash and we have retained a total of $0.99 per i-unit in cash for that quarter; and

•       fourth, 50% of any cash from operations then remaining in respect of the common units and i-units, pro rata, and 50% in respect of the general partner’s partnership interest.

We will distribute cash from operations in respect of common units and will retain cash from operations in respect of i-units. We will distribute cash from operations in respect of the general partner’s partnership interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (i) the cash from operations retained in respect of the i-units described above by (ii) 98%.

Distributions of Cash from Interim Capital Transactions

We will distribute or retain cash from interim capital transactions as follows:

•       first, 98% in respect of common units and i-units, pro rata, and 2% in respect of the general partner’s partnership interest until we have distributed in respect of each Class A common unit issued in our initial public offering cash from interim capital transactions in an amount equal to $21.50; and

•       thereafter, cash from interim capital transactions will be distributed as if it were cash from operations, and because the minimum quarterly and target distributions will have been reduced to zero, as described below under “—Adjustment of the Minimum Quarterly and Target Distributions,” the general partner’s share of distributions of available cash will increase, in general, to 50% of all distributions of available cash.

Notwithstanding the foregoing, if the minimum quarterly and target distributions have been reduced to zero as a result of distributions of cash from interim capital transactions and the Class A common unitholders have ever failed to receive the minimum quarterly distribution, distributions and retentions of cash from interim capital transactions will first be made 98% in respect of Class A common units and i-units, pro rata, and 2% in respect of the general partner’s partnership interest until we have distributed in respect of each Class A common unit issued in our initial public offering, cash from operations since our inception together with current distributions of cash from interim capital transactions in an aggregate amount equal to the minimum quarterly distribution for all periods since our inception. To date, the holders of the common units have always received at least the minimum quarterly distribution. Distributions of cash from interim capital transactions will not reduce target distributions in the quarter in which they are distributed.

We will distribute cash from interim capital transactions in respect of common units and will retain cash from interim capital transactions in respect of i-units. We will distribute cash from interim capital transactions in respect of the general partner’s partnership interest, except that we will retain out of such amounts an amount equal to 2% of the amount obtained by dividing (i) the cash from interim capital transactions retained in respect of the i-units described above by (ii) 98%.

Adjustment of the Minimum Quarterly and Target Distributions

The minimum quarterly and target distributions will be adjusted proportionately if any distribution, combination or subdivision of units occurs, whether effected by a distribution payable in units or otherwise, but not by reason of the additional i-units that Enbridge Management will own after each quarterly distribution as described above. In addition, if a distribution is made of cash from interim capital transactions, the minimum quarterly and target distributions will be adjusted downward by multiplying each amount, as the same may have been previously adjusted, by a fraction, the numerator of which is the unrecovered initial unit price immediately after giving effect to such distribution and the denominator of which is the unrecovered initial unit price immediately prior to such distribution. The unrecovered initial unit price is the amount by which $21.50 exceeds the aggregate per unit distributions of cash from interim capital transactions. If and when the unrecovered initial unit price is zero, the minimum quarterly and target distributions each will have been reduced to zero.

For example, if a two-for-one split of the common units and i-units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its then-existing level. We will not make any of these adjustments by reason of Enbridge Management’s ownership of additional i-units after each distribution on the common units of available cash from operations or interim capital transactions or the issuance of additional units for cash or property.

The minimum quarterly and target distributions may also be adjusted if legislation is enacted that causes us to become taxable as a corporation or otherwise subjects us to taxation as an entity for U.S. federal income tax purposes. In such event, the minimum quarterly and target distributions for each quarter thereafter would be reduced to an amount equal to the product of each of the minimum quarterly and target distributions multiplied by one minus the sum of the effective U.S. federal income tax rate to which we are subject as an entity (expressed as a fraction) plus the effective overall state and local income tax rate to which we are subject as an entity (expressed as a fraction) for the taxable year in which such quarter occurs. For example, if we became subject to a maximum marginal federal, and effective state and local income tax rate of 38%, then the minimum quarterly and target distributions would be reduced to 62% of their previous levels.

Distributions in Liquidation

We may not take any action to cause a liquidation unless, prior to such liquidation, Enbridge Inc. has agreed to purchase all of Enbridge Management’s shares or the holders of its shares have voted to approve such liquidation.

Upon our dissolution, unless we are reconstituted and continued, the authorized liquidator will liquidate our assets and apply the proceeds of the liquidation generally as follows:

•       first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•       second, to all partners in accordance with the positive balances in their respective capital accounts.

Under some circumstances and subject to various limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time if the liquidator determines that an immediate sale would be impractical or would cause undue loss to the partners.

If we are liquidated, it is intended that, to the extent available, Enbridge Management will be allocated income and gain, or deduction and loss, in an amount necessary for the capital account attributable to each i-unit to be equal to that of a common unit. Thus, generally, any income or gain will be allocated:

•       first, to owners of the i-units until the capital account of each i-unit equals the capital account of a common unit; and

•       thereafter, between the owners of common units and i-units, as limited partners, and Enbridge Energy Company, as the general partner, in a manner that approximates their sharing ratios in the various target distribution levels and equally on a per unit basis between the i-units and the common units.

After each distribution of cash to other unitholders, including regular quarterly distributions, Enbridge Management’s ownership of additional i-units generally will represent the right to be allocated an increased share of that income or gain upon liquidation.

Any deduction or loss generally will be allocated:

•       first, to the common units until the per unit balance in a common unit capital account equals the per unit balance in an i-unit capital account;

•       second, in proportion to the positive balances in the partners’ capital accounts until all the balances are reduced to zero; and

•       thereafter, to the general partner.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Fulbright & Jaworski L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Enbridge Energy Partners, L.P. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated statement of financial position of Enbridge Energy Company, Inc. incorporated in this prospectus by reference to our Current Report on Form 8-K dated May 6, 2005 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Enbridge Energy Partners, L.P.

% Fixed/Floating Rate Junior Subordinated Notes due 2067

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Lehman Brothers

Wachovia Securities

           , 2007